  MARATHON OIL CORPORATION

                                                                    EXHIBIT 99.1

Index to 2001 Consolidated Financial Statements and Supplementary Data

                                                                            Page
                                                                            ----

Management's Report........................................................  F-1

Audited Consolidated Financial Statements:

  Report of Independent Accountants........................................  F-1

  Consolidated Statement of Income.........................................  F-2

  Consolidated Balance Sheet...............................................  F-4

  Consolidated Statement of Cash Flows.....................................  F-5

  Consolidated Statement of Stockholders' Equity...........................  F-6

  Notes to Consolidated Financial Statements...............................  F-8

Selected Quarterly Financial Data.......................................... F-33

Principal Unconsolidated Affiliates........................................ F-33

Supplementary Information.................................................. F-34

Management's Report

The accompanying consolidated financial statements of Marathon Oil Corporation (formerly USX Corporation) are the responsibility of and have been prepared by Marathon Oil Corporation in conformity with accounting principles generally accepted in the United States of America. They necessarily include some amounts that are based on best judgments and estimates. The financial information displayed in other sections of this report is consistent with these financial statements.
   Marathon Oil Corporation seeks to assure the objectivity and integrity of its financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.
   Marathon Oil Corporation has a comprehensive formalized system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that financial records are reliable. Appropriate management monitors the system for compliance, and the internal auditors independently measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the financial statements, Marathon Oil Corporation's independent accountants, who are elected by the stockholders, review and test the internal accounting controls selectively to establish a basis of reliance thereon in determining the nature, extent and timing of audit tests to be applied.
   The Board of Directors pursues its oversight role in the area of financial reporting and internal accounting control through its Audit Committee. This Committee, composed solely of nonmanagement directors, regularly meets (jointly and separately) with the independent accountants, management and internal auditors to monitor the proper discharge by each of its responsibilities relative to internal accounting controls and the consolidated financial statements.

Clarence P. Cazalot, Jr.   John T. Mills             Albert G. Adkins
President and              Chief Financial Officer   Vice President-
Chief Executive Officer                              Accounting and Controller

Report of Independent Accountants

To the Stockholders of Marathon Oil Corporation:

In our opinion, the accompanying consolidated financial statements appearing on pages F-2 through F-32 present fairly, in all material respects, the financial position of Marathon Oil Corporation and its subsidiaries (Marathon) at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Marathon's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   As discussed in Note 4 to the financial statements, Marathon changed its method of accounting for derivatives in 2001.
   As discussed in Note 2 to the financial statements, on December 31, 2001, Marathon distributed its steel business to the holders of USX-U. S. Steel Group common stock and has accounted for this business as a discontinued operation.

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 15, 2002

Consolidated Statement of Income

(Dollars in millions)                              2001      2000      1999
------------------------------------------------------------------------------
Revenues and other income:
 Revenues                                        $ 33,019  $ 34,427  $ 23,549
 Dividend and investee income                         138       102        69
 Net losses on disposal of assets                    (177)     (785)       -
 Gain (loss) on ownership change in
  Marathon Ashland Petroleum LLC                       (6)       12        17
 Other income                                          92        43        31
                                                 --------  --------  --------
  Total revenues and other income                  33,066    33,799    23,666
                                                 --------  --------  --------
Costs and expenses:
 Cost of revenues (excludes items shown below)     23,255    25,417    16,612
 Selling, general and administrative expenses         726       643       498
 Depreciation, depletion and amortization           1,236     1,245       950
 Taxes other than income taxes                      4,679     4,626     4,218
 Exploration expenses                                 144       238       238
 Inventory market valuation charges (credits)          72        -       (551)
                                                 --------  --------  --------
  Total costs and expenses                         30,112    32,169    21,965
                                                 --------  --------  --------
Income from operations                              2,954     1,630     1,701
Net interest and other financial costs                173       236       288
Minority interest in income of
 Marathon Ashland Petroleum LLC                       704       498       447
                                                 --------  --------  --------
Income from continuing operations before income
 taxes                                              2,077       896       966
Provision for income taxes                            759       476       320
                                                 --------  --------  --------
Income from continuing operations                   1,318       420       646

Discontinued operations
Income (loss) from discontinued operations           (169)       (9)       59
Loss on disposition of United States Steel
 Corporation                                         (984)       -         -
                                                 --------  --------  --------
Income before extraordinary losses and
 cumulative effect of change in accounting
 principle                                            165       411       705
Extraordinary losses                                   -         -         (7)
Cumulative effect of change in accounting
 principle                                             (8)       -         -
                                                 --------  --------  --------
Net income                                       $    157  $    411  $    698
------------------------------------------------------------------------------

Included in revenues and costs and expenses for 2001, 2000 and 1999 were $4,404 million, $4,344 million and $3,973 million, respectively, representing consumer excise taxes on petroleum products and merchandise.

The accompanying notes are an integral part of these consolidated financial statements.

Income Per Common Share

(Dollars in millions, except per share data)   2001     2000    1999
---------------------------------------------------------------------
MARATHON COMMON STOCK
 Income from continuing operations
  applicable to Common Stock                  $ 1,317  $  420  $  646
                                              -------  ------  ------
 Net income applicable to Common Stock        $   377  $  432  $  654
                                              -------  ------  ------
 Per Share Data
  Basic and diluted:
  Income from continuing operations           $  4.26  $ 1.35  $ 2.09
                                              -------  ------  ------
  Net income                                  $  1.22  $ 1.39  $ 2.11
                                              -------  ------  ------
STEEL STOCK
 Net income (loss) applicable to Steel Stock  $  (243) $  (29) $   35
                                              -------  ------  ------
 Per Share Data
  Basic:
  Net income (loss)                           $ (2.73) $ (.33) $  .40
                                              -------  ------  ------
  Diluted:
  Net income (loss)                           $ (2.74) $ (.33) $  .40
---------------------------------------------------------------------

See Note 8, for a description and computation of income per common share.

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheet

(Dollars in millions)                         December 31   2001      2000
-----------------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                                $    657  $    340
 Receivables, less allowance for doubtful accounts of $8
  and $3                                                     1,708     2,262
 Receivables from United States Steel                           64         5
 Inventories                                                 1,851     1,867
 Assets held for sale                                           16       330
 Deferred income tax benefits                                   13        60
 Other current assets                                          102       121
                                                          --------  --------
  Total current assets                                       4,411     4,985
Investments and long-term receivables                        1,076       362
Net investment in United States Steel                           -      1,919
Receivables from United States Steel                           551        -
Property, plant and equipment - net                          9,578     9,375
Prepaid pensions                                               207       207
Other noncurrent assets                                        306       303
                                                          --------  --------
  Total assets                                            $ 16,129  $ 17,151
-----------------------------------------------------------------------------
Liabilities
Current liabilities:
 Notes payable                                            $     -   $     80
 Accounts payable                                            2,431     3,019
 Payable to United States Steel                                 28       366
 Payroll and benefits payable                                  243       230
 Accrued taxes                                                 171       108
 Accrued interest                                               85        61
 Obligations to repay preferred securities                     295        -
 Long-term debt due within one year                            215       148
                                                          --------  --------
  Total current liabilities                                  3,468     4,012
Long-term debt                                               3,432     1,937
Deferred income taxes                                        1,297     1,354
Employee benefits                                              677       648
Payable to United States Steel                                   8        97
Deferred credits and other liabilities                         344       315
Preferred stock of subsidiary                                   -        184
Minority interest in Marathon Ashland Petroleum LLC          1,963     1,840
Stockholders' Equity
Preferred stock -
 6.50% Cumulative Convertible issued -
  2,413,487 shares ($121 liquidation preference) at
   December 31, 2000                                            -          2
Common stocks:
 Common Stock issued - 312,165,978 shares at December 31,
  2001 and 2000 (par value $1 per share, authorized
  550,000,000 shares)                                          312       312
 Steel Stock issued - 88,767,395 shares at December 31,
  2000
  (par value $1 per share, authorized 200,000,000 shares)       -         89
 Securities exchangeable solely into Common Stock -
  issued - 281,148 shares at December 31, 2000                  -         -
 Common Stock held in treasury - 2,770,929 shares at
  December 31, 2001 and 3,899,714 shares at December 31,
  2000                                                         (74)     (104)
Additional paid-in capital                                   3,035     4,676
Retained earnings                                            1,643     1,847
Accumulated other comprehensive income (loss)                   34       (50)
Deferred compensation                                          (10)       (8)
                                                          --------  --------
  Total stockholders' equity                                 4,940     6,764
                                                          --------  --------
  Total liabilities and stockholders' equity              $ 16,129  $ 17,151
-----------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows

(Dollars in millions)                             2001     2000     1999
---------------------------------------------------------------------------
Increase (decrease) in cash and cash
 equivalents
Operating activities:
Net income                                       $   157  $   411  $   698
Adjustments to reconcile to net cash provided
 from operating activities:
  Cumulative effect of change in accounting
   principle                                           8       -        -
  Extraordinary losses                                -        -         7
  Loss (income) from discontinued operations         169        9      (59)
  Loss on disposition of United States Steel         984       -        -
  Minority interest in income of Marathon
   Ashland Petroleum LLC                             704      498      447
  Depreciation, depletion and amortization         1,236    1,245      950
  Exploratory dry well costs                          60       86      109
  Inventory market valuation charges (credits)        72       -      (551)
  Deferred income taxes                             (217)    (240)     105
  Net losses on disposal of assets                   177      785       -
  Changes in: Current receivables                    172     (377)    (844)
       Inventories                                   (66)      17      (63)
       Current accounts payable and accrued
        expenses                                    (601)     717    1,106
  All other - net                                     64       (5)     103
                                                 -------  -------  -------
   Net cash provided from continuing operations    2,919    3,146    2,008
   Net cash provided from (used in)
    discontinued operations                          717     (615)     (72)
                                                 -------  -------  -------
   Net cash provided from operating activities     3,636    2,531    1,936
                                                 -------  -------  -------
Investing activities:
Capital expenditures                              (1,639)  (1,425)  (1,378)
Acquisition of Pennaco Energy, Inc.                 (506)      -        -
Disposal of assets                                   296      539      356
Cash held by United States Steel upon
 disposition                                        (147)               -
Restricted cash - withdrawals                         67      271       45
      - deposits                                     (62)    (268)     (44)
Investees - investments                              (17)     (65)     (59)
    - loans and advances                              (6)      (6)     (70)
    - returns and repayments                          10       10        1
All other - net                                        5       21      (25)
                                                 -------  -------  -------
   Net cash used in continuing operations         (1,999)    (923)  (1,174)
   Net cash used in discontinued operations         (245)    (270)    (294)
                                                 -------  -------  -------
   Net cash used in investing activities          (2,244)  (1,193)  (1,468)
Financing activities:
Commercial paper and revolving credit
 arrangements--net                                   (51)      62     (381)
Other debt - borrowings                              649      273      810
     - repayments                                   (758)    (339)    (242)
Redemption of preferred stock of subsidiary         (223)      -        -
Preferred stock repurchased                           -       (12)      (2)
Common stock - issued                                 -        -        89
      - repurchased                                   (1)    (105)      -
Treasury common stock reissued                        12        1       -
Dividends paid                                      (341)    (371)    (354)
Distributions to minority shareholder of
 Marathon Ashland Petroleum LLC                     (577)    (420)    (400)
                                                 -------  -------  -------
   Net cash used in financing activities          (1,290)    (911)    (480)
                                                 -------  -------  -------
Effect of exchange rate changes on cash:
 Continuing operations                                (3)      (2)      (1)
 Discontinued operations                              (1)       1       -
                                                 -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents                                          98      426      (13)
Cash and cash equivalents at beginning of year       559      133      146
                                                 -------  -------  -------
Cash and cash equivalents at end of year         $   657  $   559  $   133
---------------------------------------------------------------------------

Cash and cash equivalents at end of year for 2000 and 1999 include $219 million and $22 million, respectively, of cash held by United States Steel.

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Stockholders' Equity

                                    Dollars in
                                     millions           Shares in thousands
                                 -------------------  -------------------------
                                 2001   2000   1999    2001     2000     1999
--------------------------------------------------------------------------------
Preferred stock -
 6.50% Cumulative Convertible:
  Balance at beginning of year   $   2  $   3  $   3    2,413    2,715    2,768
  Repurchased                       -      (1)    -        (9)    (302)     (53)
  Converted into Steel Stock        -      -      -        (1)      -        -
  Exchanged for debt                -      -      -      (195)      -        -
  Converted to right to receive
   cash at Separation               (2)    -      -    (2,208)      -        -
                                 -----  -----  -----  -------  -------  -------
  Balance at end of year         $  -   $   2  $   3       -     2,413    2,715
--------------------------------------------------------------------------------
Common stocks:
 Common Stock:
  Balance at beginning of year   $ 312  $ 312  $ 308  312,166  311,767  308,459
  Issued in public offering         -      -      -        -        -        67
  Issued for:
  Employee stock plans              -      -       3       -       391    2,903
  Dividend Reinvestment and
   Direct Stock Purchase Plan       -      -      -        -        -       120
  Exchangeable Shares               -      -       1       -         8      218
                                 -----  -----  -----  -------  -------  -------
  Balance at end of year         $ 312  $ 312  $ 312  312,166  312,166  311,767
--------------------------------------------------------------------------------
 Steel Stock:
  Balance at beginning of year   $  89  $  88  $  88   88,767   88,398   88,336
  Issued for:
  Employee stock plans              -       1     -       430      369       62
  Conversion of preferred stock     -      -      -         1       -        -
  Exchanged for investment in
   United States Steel             (89)    -      -   (89,198)      -        -
                                 -----  -----  -----  -------  -------  -------
  Balance at end of year         $  -   $  89  $  88       -    88,767   88,398
--------------------------------------------------------------------------------
 Securities exchangeable solely
  into
  Common Stock:
  Balance at beginning of year   $  -   $  -   $   1      281      289      507
  Exchanged for Common Stock        -      -      (1)    (281)      (8)    (218)
                                 -----  -----  -----  -------  -------  -------
  Balance at end of year         $  -   $  -   $  -        -       281      289
--------------------------------------------------------------------------------
Treasury common stocks, at
 cost:
 Common Stock:
 Balance at beginning of year    $(104) $  -   $  -    (3,900)      -        -
 Repurchased                        (1)  (105)    -       (27)  (3,957)      -
 Reissued for:
  Exchangeable shares                7     -      -       281       -        -
  Employee stock plans              24      1     -       875       43       -
  Nonemployee directors
   deferred compensation plan       -      -      -        -        14       -
                                 -----  -----  -----  -------  -------  -------
 Balance at end of year          $ (74) $(104) $  -    (2,771)  (3,900)      -
--------------------------------------------------------------------------------
 Steel Stock:
  Balance at beginning of year   $  -   $  -   $  -        -        -        -
  Repurchased                       -      -      -       (20)      -        -
  Reissued for employee stock
   plans                            -      -      -        18       -        -
  Distributed to United States
   Steel                            -      -      -         2       -        -
                                 -----  -----  -----  -------  -------  -------
  Balance at end of year         $  -   $  -   $  -        -        -        -
--------------------------------------------------------------------------------

                         (Table continued on next page)

                                                              Comprehensive
                                   Stockholders' Equity          Income
                                  ------------------------  -------------------
(Dollars in millions)              2001     2000     1999   2001   2000   1999
--------------------------------------------------------------------------------
Additional paid-in capital:
 Balance at beginning of year     $ 4,676  $ 4,673  $4,587
 Marathon Stock issued                  4        9      92
 Steel Stock issued                     8        5       2
 Exchanged for investment in
  United States Steel              (1,526)      -       -
 Exchangeable Shares exchanged
  for Common Stock                     (9)      -       (6)
 6.50% Preferred stock:
 Repurchased                           -       (11)     (2)
 Converted to right to receive
  cash at Separation                 (118)      -       -
                                  -------  -------  ------
Balance at end of year            $ 3,035  $ 4,676  $4,673
--------------------------------------------------------------------------------
Deferred compensation net of
 taxes:
 Balance at beginning of year     $    (8) $    -   $    1
 Change during year                   (11)      (8)     (1)
 Transfer to United States Steel        9       -       -
                                  -------  -------  ------
 Balance at end of year           $   (10) $    (8) $   -
--------------------------------------------------------------------------------
Retained earnings:
 Balance at beginning of year     $ 1,847  $ 1,807  $1,467
 Net income                           157      411     698  $ 157  $ 411  $ 698
 Excess redemption value over
  carrying value of preferred
  securities                          (20)      -       -
 Dividends on preferred stock          (8)      (8)     (9)
 Dividends on Common Stock (per
  share: $.92 in 2001, $.88 in
  2000 and $.84 in 1999)             (284)    (274)   (261)
 Dividends on Steel Stock (per
  share $.55 in 2001 and $1.00
  in 2000 and 1999)                   (49)     (89)    (88)
                                  -------  -------  ------
 Balance at end of year           $ 1,643  $ 1,847  $1,807
--------------------------------------------------------------------------------
Accumulated other comprehensive
 income (loss) net of taxes(a):
 Minimum pension liability
  adjustments:
 Balance at beginning of year     $   (21) $   (10) $  (37)
 Changes during year                  (13)     (11)     27    (13)   (11)    27
 Reclassified to earnings              20       -       -      20     -      -
                                  -------  -------  ------
 Balance at end of year               (14)     (21)    (10)
                                  -------  -------  ------
 Foreign currency translation
  adjustments:
 Balance at beginning of year     $   (29) $   (17) $  (11)
 Changes during year                   (3)     (12)     (6)    (3)   (12)    (6)
 Reclassified to earnings              29       -       -      29     -      -
                                  -------  -------  ------
 Balance at end of year                (3)     (29)    (17)
                                  -------  -------  ------
 Unrealized holding losses on
  investments:
 Balance at beginning of year     $    -   $    -   $   -
 Changes during year                   -        -       (1)    -      -      (1)
 Reclassified to earnings              -        -        1     -      -       1
                                  -------  -------  ------
 Balance at end of year                -        -       -
                                  -------  -------  ------
 Deferred gains (losses) on
  derivative instruments:
 Balance at beginning of year     $    -   $    -   $   -
 Cumulative effect adjustment          (8)      -       -      (8)    -      -
 Reclassification of the
  cumulative effect adjustment
  into earnings                        23       -       -      23     -      -
 Changes in fair value                 34       -       -      34     -      -
 Reclassification to earnings           2       -       -       2     -      -
                                  -------  -------  ------
 Balance at end of year           $    51  $    -   $   -
                                  -------  -------  ------
   Total balances at end of year  $    34  $   (50) $  (27)
--------------------------------------------------------------------------------
    Total comprehensive income                              $ 241  $ 388  $ 719
--------------------------------------------------------------------------------
Total stockholders' equity        $ 4,940  $ 6,764  $6,856
--------------------------------------------------------------------------------
(a) Related income tax provision
 (credit):                           2001     2000    1999
 Minimum pension liability
  adjustments                     $     4  $    (4) $   13
 Foreign currency translation
  adjustments                          -        (1)     (3)
 Net deferred gains on
  derivative intruments                27       -       -

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------
1. Basis of Presentation

Marathon Oil Corporation (Marathon) was originally organized in 2001 as USX HoldCo, Inc., a wholly owned subsidiary of USX Corporation. As a result of a reorganization transaction completed in July 2001, USX HoldCo, Inc. (1) became the parent entity of the consolidated enterprise (the former USX Corporation was merged into a subsidiary of USX HoldCo, Inc.) and (2) changed its name to USX Corporation. In connection with the Separation transaction discussed below, USX Corporation changed its name to Marathon Oil Corporation. The accompanying consolidated financial statements reflect Marathon Oil
Corporation and its subsidiaries as the continuation of the consolidated enterprise.
   Prior to December 31, 2001, Marathon had two outstanding classes of common stock: USX-Marathon Group common stock (Marathon Stock), which was intended to reflect the performance of Marathon's energy business, and USX-U. S. Steel Group common stock (Steel Stock), which was intended to reflect the performance of Marathon's steel business. As described further in Note 2, on December 31, 2001, Marathon disposed of its steel business through a tax-free distribution of the common stock of its wholly owned subsidiary United States Steel Corporation (United States Steel) to holders of Steel Stock in exchange for all outstanding shares of Steel Stock on a one-for-one basis (the Separation).
   In connection with the Separation, Marathon's certificate of incorporation was amended on December 31, 2001 and, from that date, Marathon has only one class of common stock authorized.
   Marathon is engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products primarily through its 62 percent owned subsidiary Marathon Ashland Petroleum LLC (MAP); and other energy related businesses.
-------------------------------------------------------------------------------
2. Discontinued Operations

On December 31, 2001, in a tax-free distribution to holders of Steel Stock, Marathon exchanged the common stock of United States Steel for all outstanding shares of Steel Stock on a one-for-one basis. The net assets of United States Steel at Separation were approximately the same as the net assets attributable to Steel Stock immediately prior to the Separation, except for a value transfer of $900 million in the form of additional net debt and other financings retained by Marathon. During the last six months of 2001, United States Steel completed a number of financings so that upon Separation, the net debt and other financings of United States Steel as a separate legal entity would approximate the net debt and other financings attributable to Steel Stock. At December 31, 2001, the net debt and other financings of United States Steel was $54 million less than the net debt and other financings attributable to the Steel Stock, adjusted for the value transfer and certain one-time items related to the Separation. On February 6, 2002, United States Steel made a payment to Marathon of $54 million, plus applicable interest, to settle this difference.
   Marathon has accounted for the business of United States Steel as a discontinued operation. The income or loss from discontinued operations for the periods ended December 31, 2001, 2000 and 1999 represent the net income or loss attributable to Steel Stock for the periods presented, adjusted for corporate administrative expenses and interest expense (net of income tax effects) which may not be allocated to discontinued operations under generally accepted accounting principles in the United States of America (USGAAP). The loss on disposition of United States Steel represents the excess of the net investment in United States Steel over the aggregate fair market value of the outstanding shares of the Steel Stock at the time of the Separation. The net investment in United States Steel at December 31, 2000, represents the net assets attributable to Steel Stock at that date. Because operating and investing activities are separately identifiable to each of Marathon and United States Steel, such amounts have been separately disclosed in the statement of cash flows. Financing activities were managed on a centralized, consolidated basis. Therefore they have been reflected on a consolidated basis in the statement of cash flows.
   Transactions related to invested cash, debt and related interest and other financial costs, and preferred stock and related dividends were attributed to discontinued operations based on the cash flows of United States Steel for the periods presented and the initial capital structure attributable to Steel Stock. However, certain limitations on the amount of interest expense allocated to discontinued operations are required by USGAAP. Corporate general and administrative costs attributable to Steel Stock that were allocated using methods which considered certain measures of business activities, such as employment, investments and revenues, are not permitted to be classified as discontinuted operations under USGAAP. Income taxes were allocated to discontinued operations in accordance with Marathon's tax allocation policy. In general, such policy provided that the consolidated tax provision and related tax payments or refunds were allocated to discontinued operations based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to United States Steel.

   The results of operations of United States Steel, subject to the limitations described above, have been reclassified as discontinued operations for all periods presented in the Statement of Income and are summarized as follows:

(In millions)                                   2001     2000     1999
------------------------------------------------------------------------
Revenues and other income                      $ 6,375  $ 6,132  $ 5,470
Costs and expenses                               6,755    6,010    5,308
                                               -------  -------  -------
Income (loss) from operations                     (380)     122      162
Net interest and other financial costs             101      105       74
                                               -------  -------  -------
Income (loss) before income taxes                 (481)      17       88
Provision (credit) for estimated income taxes     (312)      26       29
                                               -------  -------  -------
Net income (loss)                              $  (169) $    (9) $    59
------------------------------------------------------------------------

   The computation of the loss on disposition of United States Steel on December 31, 2001 was as follows:

(In millions)
------------------------------------------------------------------------
Market value of Steel Stock (89,197,740 shares of stock
 issued and outstanding at $18.11 per share)                     $ 1,615
Less:
 Net investment in United States Steel                             2,564
 Costs associated with the Separation, net of tax                     35
                                                                 -------
Loss on disposition of United States Steel                       $ (984)
------------------------------------------------------------------------

   The net investment in United States Steel as of December 31, 2000 was comprised of:

(In millions)
------------------------------------------------------
Current assets                                 $ 2,717
Property, plant and equipment - net              2,739
Prepaid pensions                                 2,672
Other noncurrent assets                            583
                                               -------
  Total assets                                   8,711
                                               -------
Current liabilities                              1,391
Long-term debt                                   2,236
Employee benefits                                1,767
Other liabilities                                1,149
Preferred stock of subsidiary                       66
Trust preferred securities                         183
                                               -------
  Total liabilities                              6,792
                                               -------
 Net investment in United States Steel         $ 1,919
------------------------------------------------------

   On March 23, 2001, Transtar, Inc. (Transtar) completed its previously announced reorganization with its two voting shareholders, United States Steel and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P. As a result of this transaction, United States Steel became sole owner of Transtar and certain of its subsidiaries. Holdings became owner of the other subsidiaries of Transtar. United States Steel accounted for the change in its ownership interest in Transtar using the purchase method of accounting. United States Steel recognized in 2001 a pretax gain of $68 million (included in dividend and investee income) and a favorable deferred tax adjustment of $33 million related to this transaction. United States Steel previously accounted for its investment in Transtar under the equity method of accounting.
   On March 1, 2001, United States Steel completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, United States Steel assumed approximately $66 million of certain employee related obligations from LTV.
The acquisition was accounted for using the purchase method of accounting. Results of operations for the year 2001 include the operations of East Chicago Tin from the date of acquisition.
   On November 24, 2000, United States Steel acquired U. S. Steel Kosice, s.r.o. (USSK), which is located in the Slovak Republic. USSK was formed in
June 2000 to hold the steel operations and related assets of VSZ a.s. (VSZ), a diversified Slovak corporation. The cash purchase price was $69 million. Additional payments to VSZ totaling $75 million, which were contingent upon the performance of USSK in 2001, will be made in 2002 and 2003. The acquisition was accounted for under the purchase
method of accounting. The 2000 results of operations include the operations of USSK from the date of acquisition. Prior to this transaction, United States Steel and VSZ were equal partners in VSZ U. S. Steel, s.r.o. (VSZUSS), a tin mill products manufacturer. The assets of USSK included VSZ's interest in VSZUSS. The acquisition of the remaining interest in VSZUSS was accounted for under the purchase method of accounting. Previously, United States Steel had accounted for its investment in VSZUSS under the equity method of accounting.
   Marathon remains primarily obligated for certain financings for which
United States Steel has assumed responsibility for repayment under the terms of the Separation. These obligations totaled $561 million at December 31,
2001. When United States Steel makes payments on the principal of these financings, both the receivable and the obligation will be reduced. In addition, Marathon remains contingently liable for certain operating lease obligations of United States Steel, which totaled $115 million at December 31, 2001. As discussed in Note 26, Marathon has also guaranteed certain obligations related to the business of United States Steel.
   The Tax Sharing Agreement between Marathon and United States Steel governing the liability for and administration of tax matters for periods prior to the Separation is discussed in Note 18.
-------------------------------------------------------------------------------
3. Summary of Principal Accounting Policies


Principles applied in consolidation - These consolidated financial statements include the accounts of the businesses comprising Marathon.
   Investments in unincorporated oil and gas joint ventures, undivided interest pipelines and jointly owned gas processing plants are consolidated on a pro rata basis.
   Investments in entities over which Marathon has significant influence are accounted for using the equity method of accounting and are carried at Marathon's share of net assets plus loans and advances. Differences in the basis of the investment and the separate net asset value of the investee, if any, are amortized into earnings in accordance with the underlying remaining useful life of the associated assets.
   Investments in companies whose stock is publicly traded are carried at market value. The difference between the cost of these investments and market value is recorded in other comprehensive income (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost.
   Dividend and investee income includes Marathon's proportionate share of income from equity method investments and dividend income from other investments. Dividend income is recognized when dividend payments are received.
   Gains or losses from a change in ownership of a consolidated subsidiary or an unconsolidated investee are recognized in the period of change.

Use of estimates - Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of property, plant and equipment; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; liabilities for tax deficiencies and litigation claims and settlements; and assets and obligations related to employee benefits. Additionally, certain estimated liabilities are recorded when management commits to a plan to close an operating facility or to exit a business activity. Actual results could differ from the estimates and assumptions used.

Revenue recognition - Revenues are recognized generally when products are shipped or services are provided to customers, the sales price is fixed and determinable, and collectibility is reasonably assured. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of revenues. Matching buy/sell transactions settled in cash are recorded in both revenues and cost of revenues as separate sales and purchase transactions, with no net effect on income. Marathon follows the sales method of accounting for gas production imbalances and would recognize a liability if the existing proved reserves were not adequate to cover the current imbalance situation.

Cash and cash equivalents - Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities generally of three months or less.

Inventories - Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

Derivative instruments - Marathon uses commodity-based and foreign currency derivative instruments to manage its exposure to price risk. Management has authorized the use of futures, forwards, swaps and options to reduce the effects of fluctuations related to the purchase, production or sale of crude oil, natural gas and refined products and also certain business transactions denominated in foreign currencies. Changes in the fair value of all derivatives are recognized immediately in earnings, either within revenues or cost of revenues, unless the derivative qualifies as a hedge of future cash flows or certain foreign currency exposures.
   For derivatives qualifying as hedges of future cash flows or certain foreign currency exposures, the effective portion of any changes in fair value is recognized in a component of stockholders' equity called other comprehensive income and then reclassified to earnings, either within revenues or cost of revenues, when the underlying anticipated transaction is consummated. Any ineffective portion of such hedges is recognized in earnings as it occurs.
   For derivatives designated as hedges of the fair value of recognized assets, liabilities or firm commitments, changes in the fair value of both the hedged item and the related derivative are recognized immediately in earnings, either within revenues or cost of revenues, with an offsetting effect included in the basis of the hedged item. The net effect is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

Property, plant and equipment - Marathon uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.
   Capitalized costs of producing oil and gas properties are depreciated and depleted by the units-of-production method. Support equipment and other property, plant and equipment are depreciated over their estimated useful lives.
   Marathon evaluates its oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure, using undiscounted future cash flows based on total proved and risk-adjusted probable and possible reserves. Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment. Other unproved properties are amortized over their remaining holding period.
   For property, plant and equipment unrelated to oil and gas producing activities, depreciation is generally computed on the straight-line method over their estimated useful lives.
   When property, plant and equipment depreciated on an individual basis are sold or otherwise disposed of, any gains or losses are reflected in income. Gains on disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are reclassified as held for sale. Proceeds from disposal of property, plant and equipment depreciated on a group basis are credited to accumulated depreciation, depletion and amortization with no immediate effect on income.

Major maintenance activities - Marathon incurs planned major maintenance costs primarily for refinery turnarounds. Such costs are expensed in the same annual period as incurred; however, estimated annual turnaround costs are recognized in income throughout the year on a pro rata basis.

Environmental liabilities - Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve existing assets' environmental safety or efficiency. Marathon provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted in certain instances. If recoveries of remediation costs from third parties are probable, a receivable is recorded. Estimated abandonment and dismantlement costs of offshore production platforms are accrued based upon estimated proved oil and gas reserves on a units-of-production method.

Stock-based compensation - In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to apply the principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

Deferred taxes - Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The realization of deferred tax assets is assessed periodically based on several interrelated factors. These factors include Marathon's expectation to generate sufficient future taxable income including future foreign source income, tax credits, operating loss carryforwards, and management's intent regarding the permanent reinvestment of the earnings from certain foreign subsidiaries.

Reclassifications - Certain reclassifications of prior years' data have been made to conform to 2001 classifications.
-------------------------------------------------------------------------------
4. New Accounting Standards

Adopted in 2001 - Effective January 1, 2001, Marathon adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended by SFAS Nos. 137 and 138. This Statement, as amended, requires recognition of all derivatives at fair value as either assets or liabilities.
   The transition adjustment related to adopting SFAS No. 133 on January 1, 2001, was recognized as a cumulative effect of a change in accounting principle. The unfavorable cumulative effect on net income, net of a tax benefit of $5 million, was $8 million. The unfavorable cumulative effect included within Other Comprehensive Income (OCI), net of a tax benefit of $4 million, was $8 million.
   A portion of the cumulative effect adjustment relating to the adoption of SFAS No. 133 was recognized in OCI which relates only to deferred gains or losses for hedge transactions as of December 31, 2000. OCI is also impacted by the changes in fair value associated with cash flow hedges. A reconciliation of the changes in OCI relating to derivative instruments is included in the Statement of Stockholders' Equity.
   Of the $51 million recorded in OCI net of income taxes as of December 31, 2001, $21 million is expected to be reclassified to earnings over the 12-month period ending December 31, 2002. The actual amounts that will be reclassified to earnings over the next twelve months will vary as a result of changes in fair value.

To be adopted in future periods - In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 141 "Business Combinations" (SFAS No. 141), No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142) and No. 143 "Accounting for Asset Retirement Obligations" (SFAS No. 143).
   SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for under the purchase method. This Statement establishes specific criteria for the allocation of purchase price to intangible assets separately from goodwill for all business combinations made after June 30, 2001.
   SFAS No. 142 addresses the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS No. 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. Marathon will adopt SFAS No. 142 effective January 1, 2002, as required. At that time, annual amortization of existing goodwill of $3 million, net of tax, will cease on the unamortized portion associated with previous acquisitions and certain investments accounted for under the equity method. As required, a transitional impairment test is required for existing goodwill as of the date of adoption of this Standard. This test must be completed within the first year. Any loss resulting from applying the transitional impairment test will be reported as a cumulative effect of a change in accounting principle. Goodwill recorded after adoption of this Standard is to be tested for impairment at least annually and any resulting impairment is included in income from operations.
   SFAS No. 143 establishes a new accounting model for the recognition and measurement of retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires that an asset retirement cost be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. Marathon will adopt this Statement effective January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS No. 143 will be reported as a cumulative effect of a change in accounting principle. At this time, Marathon cannot reasonably estimate the effect of the adoption of this Statement on either its financial position or results of operations.
   In August 2001, the FASB approved SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). This Statement establishes a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. Marathon will adopt the Statement prospectively effective January 1, 2002.

-------------------------------------------------------------------------------
5. Extraordinary Losses

In 1999, Marathon irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals, Inc. (RTI). The deposit of the shares resulted in the satisfaction of Marathon's obligation under its 6 3/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity. All shares were required for satisfaction of the indexed debt; therefore, none reverted back to Marathon.
   As a result of the above transaction, Marathon recorded in 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in income (loss) from discontinued operations. Since Marathon's investment in RTI was attributed to United States Steel, the indexed debt was also attributed to United States Steel.
   In 1999, Republic Technologies International, LLC, an equity investee of United States Steel, recorded an extraordinary loss related to the early extinguishment of debt. As a result, Marathon recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.

-------------------------------------------------------------------------------
6. Business Combinations

In the first quarter 2001, Marathon acquired Pennaco Energy, Inc. (Pennaco), a natural gas producer. Marathon acquired 87% of the outstanding stock of Pennaco through a tender offer completed on February 7, 2001 at $19 a share. On March 26, 2001, Pennaco was merged with a wholly owned subsidiary of Marathon. Under the terms of the merger, each share not held by Marathon was converted into the right to receive $19 in cash. The total cash purchase price of Pennaco was $506 million. The acquisition was accounted for under the purchase method of accounting. The excess of the purchase price over the preliminary fair value of net assets acquired (goodwill) was $70 million and was originally to be amortized over 17 years. However, with the adoption of SFAS No. 142, effective January 1, 2002, Marathon will cease the amortization of goodwill and will test the unamortized balance for impairment on an annual basis. Results of operations for the year 2001 include the results of Pennaco from February 7, 2001.
   The following unaudited pro forma data includes the results of operations of the Pennaco acquisition giving effect to it as if it had been consummated at the beginning of the years presented. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations.

(In millions, except per share amounts)         2001     2000
---------------------------------------------------------------
Revenues and other income                     $ 33,074 $ 33,852
Income from continuing operations                1,314      389
Net income                                         374      401
Per share amounts applicable to Common Stock
 Income from continuing operations - basic        4.25     1.25
             - diluted                            4.24     1.25
 Net income - basic and diluted                   1.21     1.29
---------------------------------------------------------------

-------------------------------------------------------------------------------
7. Other Items

(In millions)                                       2001   2000   1999
------------------------------------------------------------------------
Net interest and other financial costs
 from continuing operations
  Interest and other financial income:
  Interest income                                   $  29  $  26  $  15
  Other                                                (6)    (2)   (13)
                                                    -----  -----  -----
   Total                                               23     24      2
                                                    -----  -----  -----
  Interest and other financial costs:
  Interest incurred                                   203    240    281
  Less interest capitalized                            26     16     20
                                                    -----  -----  -----
   Net interest                                       177    224    261
  Interest on tax issues                               (2)     6      5
  Financial costs on preferred stock of subsidiary     11     17     17
  Amortization of discounts                             2      2      2
  Other                                                 8     11      5
                                                    -----  -----  -----
   Total                                              196    260    290
                                                    -----  -----  -----
 Net interest and other financial costs             $ 173  $ 236  $ 288
------------------------------------------------------------------------

Foreign currency transactions

For 2001, 2000 and 1999, the aggregate foreign currency transaction gains (losses) from continuing operations included in determining net income were $2 million, $30 million and $(12) million, respectively.

-------------------------------------------------------------------------------
8. Income Per Common Share

Basic net income (loss) per share is calculated by adjusting net income for dividend requirements of preferred stock and is based on the weighted average number of common shares outstanding.
   Diluted net income (loss) per share assumes exercise of stock options and warrants and conversion of convertible debt and preferred securities, provided the effect is not antidilutive.

                        COMPUTATION OF INCOME PER SHARE

                               2001                2000                1999
                         ------------------  ------------------  ------------------
(Dollars in millions,
except per share data)    Basic    Diluted    Basic    Diluted    Basic    Diluted
------------------------------------------------------------------------------------
COMMON STOCK
Income from continuing
 operations              $  1,318  $  1,318  $    420  $    420  $    646  $    646
Excess redemption value
 of preferred
 securities                    (1)       (1)       -         -         -         -
                         --------  --------  --------  --------  --------  --------
 Income from continuing
  operations applicable
  to Common Stock           1,317     1,317       420       420       646       646
Expenses included in
 income from continuing
 operations applicable
 to Steel Stock                41        41        12        12         8         8
Loss on disposition of
 United States Steel         (984)     (984)       -         -         -         -
Expenses included in
 loss on disposition of
 United States Steel
 applicable to Steel
 Stock                         11        11        -         -         -         -
Cumulative effect of
 change in accounting
 principle                     (8)       (8)       -         -         -         -
                         --------  --------  --------  --------  --------  --------
Net income applicable
 to Common Stock         $    377  $    377  $    432  $    432  $    654  $    654
                         ========  ========  ========  ========  ========  ========
Shares of common stock
 outstanding
 (thousands):
 Average number of
  common shares
  outstanding             309,150   309,150   311,531   311,531   309,696   309,696
 Effect of dilutive
  securities - stock
  options                      -        360        -        230        --       314
                         --------  --------  --------  --------  --------  --------
 Average common shares
  including dilutive
  effect                  309,150   309,510   311,531   311,761   309,696   310,010
                         ========  ========  ========  ========  ========  ========
 Per share:
 Income from continuing
  operations             $   4.26  $   4.26  $   1.35  $   1.35  $   2.09  $   2.08
                         ========  ========  ========  ========  ========  ========
 Loss on disposition of
  United States Steel    $  (3.18) $  (3.18) $     -   $     -   $     -   $     -
                         ========  ========  ========  ========  ========  ========
 Cumulative effect of
  change in accounting
  principle              $   (.03) $   (.03) $     -   $     -   $     -   $     -
                         ========  ========  ========  ========  ========  ========
 Net income              $   1.22  $   1.22  $   1.39  $   1.39  $   2.11  $   2.11
------------------------------------------------------------------------------------
STEEL STOCK
Income (loss) from
 discontinued
 operations              $   (169) $   (169) $     (9) $     (9) $     59  $     59
Expenses included in
 income from continuing
 operations applicable
 to Steel Stock               (41)      (41)      (12)      (12)       (8)       (8)
Expenses included in
 loss on disposition of
 United States Steel
 applicable to Steel
 Stock                        (11)      (11)       --        -         -         -
Preferred stock
 dividends                     (8)       (8)       (8)       (8)       (9)       (9)
Loss on redemption of
 preferred securities         (14)      (14)       -         -         -         -
Extraordinary losses           -         -         -         -         (7)       (7)
                         --------  --------  --------  --------  --------  --------
Net income (loss)
 applicable to Steel
 Stock                   $   (243) $   (243) $    (29) $    (29) $     35  $     35
                         ========  ========  ========  ========  ========  ========
Shares of common stock
 outstanding
 (thousands):
 Average number of
  common shares
  outstanding              89,058    89,058    88,613    88,613    88,392    88,392
 Effect of dilutive
  securities - stock
  options                      -         -         -         -         -          4
                         --------  --------  --------  --------  --------  --------
 Average common shares
  including dilutive
  effect                   89,058    89,058    88,613    88,613    88,392    88,396
                         ========  ========  ========  ========  ========  ========
Per share:
 Income (loss) from
  discontinued
  operations             $  (1.90) $  (1.90) $   (.10) $   (.10) $    .67       .67
                         ========  ========  ========  ========  ========  ========
 Extraordinary losses    $     -   $     -   $     -   $     -   $   (.08) $   (.08)
                         ========  ========  ========  ========  ========  ========
 Net income (loss)       $  (2.73) $  (2.74) $   (.33) $   (.33) $    .40  $    .40
------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
9. Transactions Between MAP and Ashland

During 1997, Marathon and Ashland Inc. (Ashland) agreed to combine the major elements of their refining, marketing and transportation (RM&T) operations. On January 1, 1998, Marathon transferred certain RM&T net assets to Marathon Ashland Petroleum LLC (MAP), a new consolidated subsidiary. Also on January 1, 1998, Marathon acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP.
   At December 31, 2001 and 2000, MAP had current receivables from Ashland of $19 million and $35 million, respectively, and current payables to Ashland of $20 million and $2 million, respectively.
   MAP has a $190 million revolving credit agreement with Ashland. Interest on borrowings is based on defined short-term market rates. At December 31, 2001 and 2000, there were no borrowings against this facility.
   During 2001, 2000 and 1999, MAP's sales to Ashland, consisting primarily of petroleum products, were $237 million, $285 million and $198 million, respectively, and MAP's purchases of products and services from Ashland were $29 million, $26 million and $22 million, respectively. Management believes these transactions were conducted under terms comparable to those with unrelated parties.

-------------------------------------------------------------------------------
10. Segment Information

Marathon's operations consist of three reportable operating segments: 1) Exploration and Production - explores for and produces crude oil and natural gas on a worldwide basis; 2) Refining, Marketing and Transportation - refines, markets and transports crude oil and petroleum products, primarily in the Midwest and southeastern United States through MAP; and 3) Other Energy Related Businesses. Other Energy Related Businesses is an aggregation of two segments which fall below the quantitative reporting thresholds: 1) Natural Gas and Crude Oil Marketing and Transportation - markets and transports its own and third-party natural gas and crude oil in the United States; and 2) Power Generation - develops, constructs and operates independent electric power projects worldwide.

   Revenues by product line are:

(In millions)                        2001     2000     1999
-------------------------------------------------------------
Refined products                   $ 20,841 $ 22,513 $ 15,143
Merchandise                           2,506    2,441    2,194
Liquid hydrocarbons                   6,585    6,856    4,587
Natural gas                           2,933    2,459    1,429
Transportation and other products       154      158      196
                                   -------- -------- --------
  Total                            $ 33,019 $ 34,427 $ 23,549
-------------------------------------------------------------

   Segment income represents income from operations allocable to operating segments. Marathon corporate general and administrative costs are not allocated to operating segments. These costs primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities. Certain general and administrative costs related to all Marathon's operating segments in excess of amounts billed to MAP under service contracts and amounts charged out to operating segments under Marathon's shared services procedures also are not allocated to operating segments. Additionally, the following items are not allocated to operating segments: inventory market valuation adjustments, gain
(loss) on ownership change in MAP and certain other items not allocated to operating segments for business performance reporting purposes (see (a) in reconcilement table on page F-17).
   Information on assets by segment is not provided as it is not reviewed by the chief operating decision maker.

   The following presents information by operating segment:

                                             Refining,      Other
                               Exploration   Marketing      Energy
                                   and          and        Related
(In millions)                  Production  Transportation Businesses  Total
-----------------------------------------------------------------------------
2001
Revenues and other income:
  Customer                       $ 3,991      $ 27,225     $ 1,803   $ 33,019
  Intersegment(a)                    495            21          71        587
  United States Steel(a)              21             1           8         30
  Equity in earnings of
   unconsolidated investees           59            41          18        118
  Other                               14            68          15         97
                                 -------      --------     -------   --------
  Total revenues and other
   income                        $ 4,580      $ 27,356     $ 1,915   $ 33,851
                                 =======      ========     =======   ========
Segment income                   $ 1,421      $  1,914     $    60   $  3,395
Significant noncash items
 included in segment income -
 Depreciation, depletion and
  amortization(b)                    868           345           4      1,217
Capital expenditures(c)              966           591           8      1,565
-----------------------------------------------------------------------------
2000
Revenues and other income:
  Customer                       $ 4,177      $ 28,693     $ 1,557   $ 34,427
  Intersegment(a)                    412            83          78        573
  United States Steel(a)              30             1          29         60
  Equity in earnings of
   unconsolidated investees           47            22          15         84
  Other                               21            50          12         83
                                 -------      --------     -------   --------
  Total revenues and other
   income                        $ 4,687      $ 28,849     $ 1,691   $ 35,227
                                 =======      ========     =======   ========
Segment income                   $ 1,531      $  1,273     $    42   $  2,846
Significant noncash items
 included in segment income -
 Depreciation, depletion and
  amortization(b)                    723           315           3      1,041
Capital expenditures(c)              742           656           2      1,400
-----------------------------------------------------------------------------
1999
Revenues and other income:
  Customer                       $ 2,855      $ 19,962     $   732   $ 23,549
  Intersegment(a)                    202            47          40        289
  United States Steel(a)              19            -           22         41
  Equity in earnings (losses)
   of unconsolidated investees        (2)           17          26         41
  Other                               30            50          15         95
                                 -------      --------     -------   --------
  Total revenues and other
   income                        $ 3,104      $ 20,076     $   835   $ 24,015
                                 =======      ========     =======   ========
Segment income                   $   618      $    611     $    61   $  1,290
Significant noncash items
 included in segment income -
 Depreciation, depletion and
  amortization(b)                    638           280           5        923
Capital expenditures(c)              744           612           4      1,360
-----------------------------------------------------------------------------

(a) Management believes intersegment transactions and transactions with United States Steel were conducted under terms comparable to those with unrelated parties.
(b) Differences between segment totals and Marathon totals represent amounts included in administrative expenses and international and domestic oil and gas property impairments.
(c) Differences between segment totals and Marathon totals represent amounts related to corporate administrative activities.

  The following schedules reconcile segment amounts to amounts reported in Marathon's consolidated financial statements:

(In millions)                                       2001      2000      1999
-------------------------------------------------------------------------------
Revenues and Other Income:
 Revenues and other income of reportable segments $ 33,851  $ 35,227  $ 24,015
 Items not allocated to segments:
  Loss related to sale of certain Canadian assets     (221)       -         -
  Joint venture formation charges                       -       (931)       -
  Gain (loss) on ownership change in MAP                (6)       12        17
  Net gains (losses) on certain asset sales             -        124       (36)
  Gain on offshore lease resolution with U.S.
   Government                                           59        -         -
 Elimination of intersegment revenues                 (587)     (573)     (289)
 Elimination of sales to United States Steel           (30)      (60)      (41)
                                                  --------  --------  --------
  Total revenues and other income                 $ 33,066  $ 33,799  $ 23,666
                                                  ========  ========  ========
Income from Operations:
 Income for reportable segments                   $  3,395  $  2,846  $  1,290
 Items not allocated to segments:
  Administrative expenses                             (162)     (136)     (108)
  Gain on offshore lease resolution with U.S.
   Government                                           59        -         -
  Loss related to sale of certain Canadian assets     (221)       -         -
  Net gains (losses) on certain asset sales             -        124       (36)
  Joint venture formation charges                       -       (931)       -
  Impairment of certain oil and gas properties,
   and assets held for sale                             -       (197)      (16)
  Gain (loss) on ownership change in MAP                (6)       12        17
  Inventory market valuation adjustments               (72)       -        551
  Other(a)                                             (39)      (88)        3
                                                  --------  --------  --------
  Total income from operations                    $  2,954  $  1,630  $  1,701
-------------------------------------------------------------------------------

(a) Includes selling, general and administrative expenses related to Steel Stock for all periods presented. Includes costs related to Separation in 2001. Includes reorganization charges in 2000. Includes costs of a voluntary early retirement program in 1999.

Geographic Area:
  The information below summarizes the operations in different geographic areas. Transfers between geographic areas are at prices which approximate market.

                                      Revenues and Other Income
                              ------------------------------------------
                                   Within          Between
(In millions)            Year Geographic Areas Geographic Areas  Total    Assets(a)
-----------------------------------------------------------------------------------
United States            2001     $ 31,889         $    -       $ 31,889   $ 8,046
                         2000       32,179              -         32,179     6,711
                         1999       22,675              -         22,675     7,555
Canada                   2001          390             871         1,261       498
                         2000          856             899         1,755       940
                         1999          426             521           947     1,112
United Kingdom           2001          680              -            680     1,534
                         2000          567              -            567     1,698
                         1999          459              -            459     1,581
Other Foreign Countries  2001          107             134           241       474
                         2000          197             188           385       310
                         1999          106              88           194       735
Eliminations             2001           -           (1,005)       (1,005)       -
                         2000           -           (1,087)       (1,087)       -
                         1999           -             (609)         (609)       -
  Total                  2001     $ 33,066         $    -       $ 33,066   $10,552
                         2000       33,799              -         33,799     9,659
                         1999       23,666              -         23,666    10,983
-----------------------------------------------------------------------------------

(a) Includes property, plant and equipment and investments.

-------------------------------------------------------------------------------
11. Leases


Future minimum commitments for capital leases (including sale-leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                               Capital Operating
(In millions)                                  Leases   Leases
----------------------------------------------------------------
2002                                            $ 12    $  116
2003                                              12        90
2004                                              12        77
2005                                              12       120
2006                                              12        34
Later years                                       78        97
Sublease rentals                                  -       (112)
                                                ----    ------
  Total minimum lease payments                   138    $  422
                                                        ======
Less imputed interest costs                       47
                                                ----
  Present value of net minimum lease payments
   included in long-term debt                   $ 91
----------------------------------------------------------------

   In connection with past sales of various plants and operations, United States Steel assigned and the purchasers assumed certain leases of major equipment used in the divested plants and operations. In the event of a default by any of the purchasers, United States Steel has assumed these obligations; however, Marathon remains primarily obligated under these leases. Minimum lease payments under these operating leases of $96 million have been included above and an equal amount has been reported as sublease rentals.
   Of the $91 million present value of net minimum capital lease payments, $84 million was related to sale-leaseback financing assumed by United States Steel under the Financial Matters Agreement. For additional information, see Note
13. Of the $422 million total minimum operating lease payments, $19 million was assumed by United States Steel under the Financial Matters Agreement.
   Operating lease rental expense from continuing operations:

(In millions)         2001   2000   1999
------------------------------------------
Minimum rental        $ 159  $ 156  $ 149
Contingent rental        15     13     11
Sublease rentals        (11)   (13)   (13)
                      -----  -----  -----
  Net rental expense  $ 163  $ 156  $ 147
------------------------------------------

   Marathon leases a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options. In the event of a change in control of Marathon, as defined in the agreements, or certain other circumstances, operating lease obligations totaling $101 million may be declared immediately due and payable.
-------------------------------------------------------------------------------
12. Short-Term Debt


In November 2001, Marathon renewed its $451 million 364-day revolving credit agreement, which now terminates in November 2002. Interest is based on defined short-term market rates. During the term of the agreement, Marathon is obligated to pay a facility fee on total commitments, which at December 31, 2001, was 0.10%. At December 31, 2001, there were no borrowings against this facility. Additionally, Marathon has an aggregate of $550 million in three other short-term credit facilities. Interest is based on short-term market rates. At December 31, 2001, there were no borrowings against these facilities.
   In July 2001, MAP renewed its $100 million 364-day revolving credit agreement, which now terminates in July 2002. Interest is based on defined short-term market rates. During the term of the agreement, MAP is required to pay a facility fee on total commitments, which at December 31, 2001 was 0.11%. At December 31, 2001, there were no borrowings against this facility. Additionally, MAP has a revolving credit agreement with Ashland as discussed in Note 9.

-------------------------------------------------------------------------------
13. Long-Term Debt


                                    Interest                     December 31
(In millions)                      Rates - %        Maturity    2001    2000
-------------------------------------------------------------------------------
Marathon:
 Revolving credit
  facility(a)                                         2005     $   475 $   300
 Commercial paper(a)          7.68                                  -       77
 Notes payable                6.57 - 9 5/8         2002 - 2023   2,281   2,505
 Obligations relating to
  Industrial Development and
  Environmental Improvement
  Bonds and Notes(b)          1 17/25 - 6 7/8      2009 - 2033     499     494
 Receivables facility(c)                              2004          -      350
 Sale-leaseback financing(d)                       2002 - 2012      84      88
Consolidated subsidiaries:
 Revolving credit
  facilities(e)                                       2003          -       -
 Loan facility(f)             8 1/2                   2010          -      325
 Guaranteed Notes             7                       2002         135     135
 Guaranteed Loan(g)           9 1/20               2002 - 2006     172     199
 All other obligations,
  including capital leases                         2002 - 2011       8      12
Amounts attributed to United
 States Steel(h)                                                    -   (2,387)
                                                               ------- -------
  Total(i)(j)                                                    3,654   2,098
Less unamortized discount                                            7      13
Less amount due within one
 year                                                              215     148
                                                               ------- -------
  Long-term debt due after
   one year                                                    $ 3,432 $ 1,937
-------------------------------------------------------------------------------

(a) Marathon has a $1,354 million 5-year revolving credit agreement, that terminates in November 2005. Interest on the facility is based on defined short-term market rates. During the term of the agreement, Marathon is obligated to pay a variable facility fee on total commitments, which at December 31, 2001 was 0.125%. At December 31, 2001, $475 million had been borrowed against this facility. Commercial paper is supported by the unused and available credit on the 5-year facility and, accordingly, is classified as long-term debt.
(b) United States Steel has assumed responsibility for repayment of $470 million of these obligations. At December 31, 2001, Environmental Improvement Bonds in the amount of $146 million were supported by letter of credit arrangements that could become short-term obligations under certain circumstances.
(c) United States Steel participated in a program, which was terminated in 2001, to sell an undivided interest in certain accounts receivable. The program was accounted for as a secured borrowing.
(d) This sale-leaseback financing arrangement relates to a lease of a slab caster at United States Steel's Fairfield Works facility in Alabama with a term through 2012. Marathon is the obligor under this lease. Under the Financial Matters Agreement, United States Steel has assumed responsibility for all obligations under this lease. This lease is an amortizing financing with a final maturity of 2012, subject to additional extensions.
(e) MAP has a $350 million revolving credit facility that terminates in July 2003. Interest is based on defined short-term market rates. During the term of the agreement, MAP is required to pay a variable facility fee on total commitments, which at December 31, 2001 was 0.125%. At December 31, 2001, there were no borrowings or letters of credit outstanding against the revolving credit facility. In the event that MAP defaults on indebtedness (as defined in the agreement) in excess of $100 million, Marathon has guaranteed the payment of any outstanding obligations.
(f) A United States Steel subsidiary has a loan with a group of financial institutions aggregating $325 million. The loan bears interest at a fixed rate of 8.5% per annum. This obligation remained with United States Steel. Marathon has no ongoing responsibility associated with this debt.
(g) The Guaranteed Loan was used to fund a portion of the costs in connection with the development of the East Brae Field and the SAGE pipeline in the North Sea. A portion of proceeds from a long-term gas sales contract is dedicated to loan service under certain circumstances. Prepayment of the loan may be required under certain situations, including events impairing the security interest.
(h) Long-term debt attributed to United States Steel was determined based on the cash flows of United States Steel and the initial capital structure attributable to Steel Stock and was included in net investment in United States Steel.
(i) Required payments of long-term debt for the years 2003-2006 are $188 million, $341 million, $520 million and $343 million, respectively.
(j) In the event of a change in control of Marathon, as defined in the related agreements, debt obligations totaling $3,297 million may be declared immediately due and payable. The principal obligations subject to such a provision are Notes payable - $2,255 million; Revolving credit facility -
  $475 million; Guaranteed Loan - $172 million; and Environmental Improvement Bonds - $151 million.

--------------------------------------------------------------------------------
14. Supplemental Cash Flow Information


(In Millions)                                          2001    2000     1999
-------------------------------------------------------------------------------
Net cash provided from operating activities
 from continuing operations included:
 Interest and other financial costs paid (net of
  amount capitalized)                                 $ (165) $  (270) $  (289)
 Income taxes paid to taxing authorities                (437)    (377)    (103)
 Income tax settlements received from (paid to)
  United States Steel                                   (819)     (91)       2
-------------------------------------------------------------------------------
Commercial paper and revolving credit arrangements -
  net:
 Commercial paper - issued                            $  389  $ 3,362  $ 6,282
           - repayments                                 (465)  (3,450)  (6,117)
 Credit agreements - borrowings                          925      437    5,529
           - repayments                                 (750)    (437)  (5,980)
 Other credit arrangements - net                        (150)     150      (95)
                                                      ------  -------  -------
  Total                                               $  (51) $    62  $  (381)
-------------------------------------------------------------------------------
Noncash investing and financing activities:
 Common Stock issued for dividend reinvestment and
  employee stock plans                                $   23  $    10  $     4
 Common Stock issued for Exchangeable Shares               9       -         7
 Investee preferred stock received in conversion of
  investee loan                                           -        -       142
 Capital expenditures for which payment has been
  deferred                                                29       -        -
 Disposal of assets:
  Exchange of Steel Stock for net investment in
   United States Steel                                 1,615       -        -
  Exchange of Sakhalin Energy Investment Company Ltd.     -       410       -
  Notes received                                          -         6       19
 Business combinations:
  Acquisition of Pennaco - liabilities assumed           309       -        -
  Other acquisitions - liabilities assumed                -        -        16
 Net assets contributed to joint ventures                571       -        -
 Preferred stocks exchanged for debt                      49       -        -
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
15. Transactions with United States Steel


Revenues and purchases - Marathon's revenues for sales to United States Steel totaled $30 million, $60 million and $41 million in 2001, 2000 and 1999, respectively. Marathon's purchases from United States Steel totaled $7 million in 2001 and $17 million in both 2000 and 1999. Marathon revenues for sales to United States Steel equity investees were $29 million in 2001, $28 million in 2000 and $22 million in 1999. Management believes these transactions were conducted under terms comparable to those with unrelated parties.

Receivables from/payables to United States Steel - At December 31, 2001 and 2000, amounts receivable or payable were included in the balance sheet as follows:

(In millions)                                          December 31 2001 2000
----------------------------------------------------------------------------
Receivables:
 Current:
  Trade receivables                                                $ -  $  1
  Income tax settlement receivable                                   -     4
  Separation settlement receivable                                   54   -
  Receivables related to debt and other obligations for which
   United States Steel has assumed responsibility for repayment      10   -
                                                                   ---- ----
   Current receivables from United States Steel                      64    5
                                                                   ---- ----
 Noncurrent:
  Receivables related to debt and other obligations for which
   United States Steel has assumed responsibility for repayment     551   -
                                                                   ---- ----
Payables:
 Current:
  Trade payables                                                     -     2
  Income tax settlement payable                                      28  364
                                                                   ---- ----
   Current payables to United States Steel                           28  366
                                                                   ---- ----
 Noncurrent:
  Estimated future income tax settlements payable                    -    97
  Reimbursements payable under nonqualified employee benefit plans    8   -
                                                                   ---- ----
   Noncurrent payables to United States Steel                      $  8 $ 97
----------------------------------------------------------------------------

   In connection with the Separation, Marathon and United States Steel entered into the following Agreements:

Financial Matters Agreement - This agreement establishes the responsibilities of Marathon and United States Steel relating to certain corporate obligations of Marathon at the time of Separation as follows:

  . The assumption by United States Steel of payment responsibility for certain industrial revenue bonds and certain other financial obligations of Marathon. See Note 13 for details.

  . Obligations for which Marathon is solely responsible. See Note 13 for details of Marathon's debt obligations.

  . Obligations of Marathon for which United States Steel remains contingently liable.

  . Obligations of United States Steel for which Marathon remains contingently liable. See Notes 11 and 26 for details.

Tax Sharing Agreement - See Note 18, for a discussion of this agreement.

Transition Services Agreement - This agreement provides that, to the extent that one company or the other is not able to immediately service its own needs relating to services formerly managed on a corporate-wide basis, Marathon and United States Steel will provide such services to the other to the extent requested if the providing company is able to do so. Such agreements will be for a term of up to twelve months and be on a cost reimbursement basis.

License Agreement - This agreement granted to United States Steel a non-exclusive license to use the USX name rights and certain intellectual property with the right to sublicense to subsidiaries.

Insurance Assistance Agreement - This agreement provides for the division of responsibility for joint insurance arrangements and the associated payment of insurance claims and deductibles following the Separation for claims associated with pre-Separation periods.

-------------------------------------------------------------------------------
16. Pensions and Other Postretirement Benefits


Marathon has noncontributory defined benefit pension plans covering substantially all employees. Benefits under these plans are based primarily upon years of service and final average pensionable earnings. Certain subsidiaries provide benefits for employees covered by other plans based primarily upon employees' service and career earnings.
   Marathon also has defined benefit retiree health care and life insurance plans (other benefits) covering most employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost sharing features. Life insurance benefits are provided to certain nonunion and most union represented retiree beneficiaries primarily based on employees' annual base salary at retirement. Other benefits have not been prefunded.

                                          Pension                 Other
                                          Benefits              Benefits
                                       ------------------     --------------
(In millions)                           2001        2000       2001    2000
------------------------------------------------------------------------------
Change in benefit obligations
Benefit obligations at January 1       $   938     $  868     $  575  $  478
Service cost                                55         52         14      14
Interest cost                               68         67         42      37
Plan amendments                             -           6         -        1
Actuarial (gains) losses                   197        121        (13)     46
Settlements, curtailments and
 termination benefits                       (6)       (99)        -       22
Benefits paid                              (95)       (77)       (28)    (23)
                                       -------     ------     ------  ------
Benefit obligations at December 31     $ 1,157     $  938     $  590  $  575
------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at January
 1                                     $ 1,079     $1,310
Actual return on plan assets               (35)        (8)
Employer contributions                      -           1
Trustee distributions(a)                   (20)       (18)
Settlements paid                            -        (134)
Benefits paid from plan assets             (82)       (72)
                                       -------     ------
Fair value of plan assets at December
 31                                    $   942     $1,079
------------------------------------------------------------------------------
Funded status of plans at December 31  $  (215)(b) $  141 (b) $ (590) $ (575)
Unrecognized net gain from transition      (14)       (18)        -       -
Unrecognized prior service costs
 (credits)                                  53         59        (51)    (59)
Unrecognized actuarial (gains) losses      299        (37)        97     115
Additional minimum liability(c)            (21)       (19)        -       -
                                       -------     ------     ------  ------
Prepaid (accrued) benefit cost         $   102     $  126     $ (544) $ (519)
------------------------------------------------------------------------------
(a) Represents transfers of excess pension assets to fund retiree health care benefits accounts under Section 420 of the Internal Revenue Code.
(b) Includes several plans that have accumulated benefit obligations in excess of plan assets:
                                        2001        2000
                                       -------     ------
  Aggregate accumulated benefit
   obligations                         $   (26)    $  (34)
  Aggregate projected benefit
   obligations                             (58)       (43)
  Aggregate plan assets                     -          -
(c)Additional minimum liability recorded was offset by the following:
  Intangible asset                     $    -      $    3
                                       =======     ======
  Accumulated other comprehensive income (losses):
   Beginning of year                   $   (11)    $   (3)
   Change during year (net of tax)          (3)        (8)
                                       -------     ------
   Balance at end of year              $   (14)    $  (11)

 Differences in accumulated other comprehensive losses between the above presentation and amounts reported in the statement of equity represent amounts related to the net investment in United States Steel.

-------------------------------------------------------------------------------

                                      Pension Benefits          Other Benefits
                                      ---------------------     ------------------
(In millions)                         2001   2000     1999      2001  2000    1999
-----------------------------------------------------------------------------------
Components of net periodic
 benefit cost (credit) -
 continuing operations
Service cost                          $  55  $  52    $  65     $ 14  $ 14    $ 17
Interest cost                            68     67       67       42    37      36
Expected return on plan assets         (107)  (117)    (114)      -     -       -
Amortization - net transition gain       (4)    (4)      (5)      -     -       -
      - prior service costs (credits)     5      4        4       (7)  (10)     (8)
      - actuarial (gains) losses         -      (9)       1        4     3       7
Multiemployer and other plans             5      5        5       -     -       -
Settlement and termination (gain)
 loss                                     3     32(a)    (7)(a)   -     21(a)   -
                                      -----  -----    -----     ----  ----    ----
Net periodic benefit cost             $  25  $  30    $  16     $ 53  $ 65    $ 52
-----------------------------------------------------------------------------------

(a) Includes voluntary early retirement programs.

                                           Pension Benefits  Other Benefits
                                           ----------------- ---------------
                                             2001     2000    2001    2000
----------------------------------------------------------------------------
Weighted average actuarial assumptions at
 December 31:
Discount rate                                  7.0%     7.5%    7.0%    7.5%
Expected annual return on plan assets          9.5%     9.5%     n/a     n/a
Increase in compensation rate                  5.0%     5.0%    5.0%    5.0%
----------------------------------------------------------------------------

   For measurement purposes, a 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5% for 2007 and remain at that level thereafter.
   A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                              1-Percentage-  1-Percentage-
(In millions)                                 Point Increase Point Decrease
---------------------------------------------------------------------------
Effect on total of service and interest cost
 components                                        $ 9            $ (7)
Effect on other postretirement benefit
 obligations                                        77             (63)
---------------------------------------------------------------------------

   Marathon also contributes to several defined contribution plans for salaried employees. Contributions to these plans, which for the most part are based on a percentage of the employees' salaries, totaled $35 million in 2001, $32 million in 2000 and $34 million in 1999.
-------------------------------------------------------------------------------
17. Property, Plant and Equipment


                                              December
(In millions)                                       31  2001    2000
----------------------------------------------------------------------
Production                                             $12,965 $12,266
Refining                                                 3,078   2,800
Marketing                                                2,043   2,286
Transportation                                           1,492   1,402
Other                                                      384     312
                                                       ------- -------
  Total                                                 19,962  19,066
Less accumulated depreciation, depletion and
 amortization                                           10,384   9,691
                                                       ------- -------
  Net                                                  $ 9,578 $ 9,375
----------------------------------------------------------------------

   Property, plant and equipment includes gross assets acquired under capital leases of $8 million at December 31, 2001 and 2000, with related amounts in accumulated depreciation, depletion and amortization of $1 million at December 31, 2001.
   During 2000, Marathon recorded $193 million of impairments of certain E&P segment oil and gas properties, primarily located in Canada. The impairments were recorded due to reserve revisions as a result of production performance and disappointing drilling results. The fair value of the properties was determined using a discounted cash flow model, unless an indicative offer to purchase was available. Marathon used pricing assumptions based on forecasted prices applicable for the remaining life of the assets derived from current market conditions and long-term forecasts. The discounted cash flow calculation included risk-adjusted probable and possible reserve quantities. Impairment charges were included in depreciation, depletion and amortization.

-------------------------------------------------------------------------------
18. Income Taxes


Provisions (credits) for income taxes from continuing operations were:

                          2001                   2000                   1999
                 ---------------------- ---------------------- ----------------------
(In millions)    Current Deferred Total Current Deferred Total Current Deferred Total
--------------------------------------------------------------------------------------
Federal           $ 706   $  (96) $ 610  $ 608   $ (144) $ 464  $ 187   $ 158   $ 345
State and local      86       16    102     53      (46)     7      3      (7)     (4)
Foreign             184     (137)    47     55      (50)     5     25     (46)    (21)
                  -----   ------  -----  -----   ------  -----  -----   -----   -----
   Total          $ 976   $ (217) $ 759  $ 716   $ (240) $ 476  $ 215   $ 105   $ 320
--------------------------------------------------------------------------------------

   A reconciliation of federal statutory tax rate (35%) to total provisions from continuing operations follows:

(In millions)                                          2001   2000   1999
---------------------------------------------------------------------------
Statutory rate applied to income before income taxes   $ 727  $ 314  $ 338
Effects of foreign operations:
 Impairment of deferred tax benefits(a)                   -     235     -
 Adjustments to foreign valuation allowances              -     (30)    -
 All other, including foreign tax credits                (30)   (30)   (18)
State and local income taxes after federal income tax
 effects                                                  66      5     (3)
Credits other than foreign tax credits                    (9)    (7)    (7)
Effects of partially owned companies                      (5)    (5)    (5)
Dispositions of subsidiary investments                    -      -       7
Adjustment of prior years' federal income taxes            3    (11)     4
Other                                                      7      5      4
                                                       -----  -----  -----
  Total provisions                                     $ 759  $ 476  $ 320
---------------------------------------------------------------------------

(a) During 2000, the amount of net deferred tax assets expected to be realized was reduced as a result of the change in the amount and timing of future foreign source income due to the exchange of Marathon's interest in Sakhalin Energy Investment Company Ltd. (Sakhalin Energy) for other oil and gas producing interests.

   Deferred tax assets and liabilities resulted from the following:

(In millions)                                   December 31    2001     2000
-------------------------------------------------------------------------------
Deferred tax assets:
 Net operating loss carryforwards (expiring in 2021)          $    13  $    -
 State tax loss carryforwards (expiring in 2007 through 2019)     153       70
 Foreign tax loss carryforwards (portions of which expire in
  2004 through 2008)                                              361      269
 Employee benefits                                                236      246
 Receivables, payables and debt                                     7       41
 Expected federal benefit for:
  Crediting certain foreign deferred income taxes                 288      315
  Deducting state deferred income taxes                            13       20
 Contingencies and other accruals                                 159      155
 Investments in subsidiaries and equity investees                  72       69
 Other                                                             56       60
 Valuation allowances:
  State                                                           (76)     (16)
  Foreign                                                        (285)    (252)
                                                              -------  -------
  Total deferred tax assets(b)                                    997      977
                                                              -------  -------
Deferred tax liabilities:
 Property, plant and equipment                                  1,705    1,642
 Inventory                                                        313      320
 Prepaid pensions                                                  82      119
 Other                                                            151      160
                                                              -------  -------
  Total deferred tax liabilities                                2,251    2,241
                                                              -------  -------
   Net deferred tax liabilities                               $ 1,254  $ 1,264
-------------------------------------------------------------------------------

(b) Marathon expects to generate sufficient future taxable income to realize the benefit of the deferred tax assets. In addition, the ability to realize the benefit of foreign tax credits is based upon certain assumptions concerning future operating conditions (particularly as related to prevailing oil prices), income generated from foreign sources and Marathon's tax profile in the years that such credits may be claimed.

   The consolidated tax returns of Marathon for the years 1992 through 1997 are under various stages of audit and administrative review by the IRS. Marathon believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.
   Pretax income from continuing operations included $102 million, $237 million and $66 million attributable to foreign sources in 2001, 2000 and 1999, respectively.
   Undistributed earnings of certain consolidated foreign subsidiaries at December 31, 2001, amounted to $342 million. No provision for deferred U.S. income taxes has been made for these subsidiaries because Marathon intends to permanently reinvest such earnings in those foreign operations. If such earnings were not permanently reinvested, a deferred tax liability of $91 million would have been required.
   On December 31, 2001, the Separation Date, Marathon and United States Steel entered into a Tax Sharing Agreement that reflects each party's rights and obligations relating to payments and refunds of income, sales, transfer and other taxes that are attributable to periods beginning prior to and including the Separation Date and taxes resulting from transactions effected in connection with the Separation.
   The Tax Sharing Agreement incorporates the general tax sharing principles of the former tax allocation policy. In general, Marathon and United States Steel will make payments between them such that, with respect to any consolidated, combined or unitary tax returns for any taxable period or portion thereof ending on or before the Separation Date, the amount of taxes to be paid by each of Marathon and United States Steel will be determined, subject to certain adjustments, as if the former groups each filed their own consolidated, combined or unitary tax return. The Tax Sharing Agreement also provides for payments between Marathon and United States Steel for certain tax adjustments which may be made after the Separation. Other provisions address, but are not limited to, the handling of tax audits, settlements and return filing in cases where both Marathon and United States Steel have an interest in the results of these activities.
   A preliminary settlement for the calendar year 2001 federal income taxes, which would have been made in March 2002 under the former tax allocation policy, was made immediately prior to the Separation at a discounted amount to reflect the time value of money. Under the preliminary settlement for calendar year 2001, United States Steel received approximately $440 million from Marathon immediately prior to Separation arising from the application of the tax allocation policy. This policy provided that United States Steel would receive the benefit of tax attributes (principally net operating losses and various tax credits) that arose out of its business and which were used on a consolidated basis.
   Additionally, pursuant to the Tax Sharing Agreement, Marathon and United States Steel have agreed to protect the tax-free status of the Separation. Marathon and United States Steel each covenant that during the two-year period following the Separation, it will not cease to be engaged in an active trade or business. Each party has represented that there is no plan or intention to liquidate such party, take any other actions inconsistent with the information and representations set forth in the ruling request filed with the IRS or sell or otherwise dispose of its assets (other than in the ordinary course of business) during the two-year period following the Separation. To the extent that a breach of a representation or covenant results in corporate tax being imposed, the breaching party, either Marathon or United States Steel, will be responsible for the payment of the corporate tax.

-------------------------------------------------------------------------------
19. Inventories

(In millions)               December 31   2001    2000
--------------------------------------------------------
Crude oil and natural gas liquids        $   693 $   701
Refined products and merchandise           1,143   1,069
Supplies and sundry items                     87      97
                                         ------- -------
  Total (at cost)                          1,923   1,867
Less inventory market valuation reserve       72      -
                                         ------- -------
  Net inventory carrying value           $ 1,851 $ 1,867
--------------------------------------------------------

   Inventories of crude oil and refined products are valued by the LIFO method. The LIFO method accounted for 92% of total inventory value at December 31, 2001 and 2000. Current acquisition costs were estimated to exceed the above inventory values at December 31, 2000, by approximately $500 million. Cost of revenues was reduced and income from operations was increased by $17 million in 2001 and $14 million in 2000 as a result of liquidations of LIFO inventories.
   The inventory market valuation reserve reflects the extent that the recorded LIFO cost basis of crude oil and refined products inventories exceeds net realizable value. The reserve is decreased to reflect increases in market prices and inventory turnover and increased to reflect decreases in market prices. Changes in the inventory market valuation reserve result in noncash charges or credits to costs and expenses. During 2000, there were no charges or credits to costs and expenses.

-------------------------------------------------------------------------------
20. Investments and Long-Term Receivables


(In millions)      December 31   2001   2000
---------------------------------------------
Equity method investments       $   940 $ 250
Other investments                    34    34
Receivables due after one year       90    54
Deposits of restricted cash          11    16
Other                                 1     8
                                ------- -----
   Total                        $ 1,076 $ 362
---------------------------------------------

   Summarized financial information of investees accounted for by the equity method of accounting follows:

(In millions)                       2001    2000   1999
--------------------------------------------------------
Income data - year:
  Revenues and other income        $ 2,824 $   417 $ 422
  Operating income                     332     174   152
  Net income                           257     123   119
--------------------------------------------------------
Balance sheet data - December 31:
  Current assets                   $   598 $   328
  Noncurrent assets                  3,172   1,247
  Current liabilities                  534     256
  Noncurrent liabilities             1,097     650
--------------------------------------------------------

   Marathon's carrying value of its equity method investments is $118 million lower than the underlying net assets of investees. Generally this basis difference is being amortized into earnings over the lives of the underlying net assets.
   In the third quarter of 2001, MAP and Pilot Corporation formed a joint venture combining their travel center operations. The joint venture company, named Pilot Travel Centers LLC (PTC), commenced operations on September 1, 2001 and is accounted for under the equity method of accounting. MAP sales to PTC totaled $210 million in 2001. There were no sales to PTC in 2000 or 1999.
   In December 2000, Marathon and Kinder Morgan Energy Partners, L.P. signed a definitive agreement to form a joint venture combining certain of their oil and gas producing activities in the U.S. Permian Basin, including Marathon's interest in the Yates Field. The joint venture, named MKM Partners L.P., commenced operations in January 2001 and is accounted for under the equity method of accounting. As a result of the agreement to form this joint venture, Marathon recognized a pretax charge of $931 million in the fourth quarter 2000, which is included in net gains (losses) on disposal of assets, and reclassified the remaining book value associated with the Yates Field from property, plant and equipment to assets held for sale.
   In 2000, Marathon exchanged its investment in Sakhalin Energy for a working interest in the Foinaven field located in the Atlantic Margin offshore the United Kingdom and an overriding royalty interest in an eight block area in the Gulf of Mexico, which includes the Ursa field. Additionally, Marathon received reimbursement for amounts advanced to Sakhalin Energy in 2000 and a cash settlement for certain other activities in 2000. The transaction was recorded at fair value and resulted in a pretax gain on disposal of assets of $58 million.
   Dividends and partnership distributions received from equity investees were $95 million in 2001, $46 million in 2000 and $44 million in 1999.
   Marathon purchases from equity investees totaled $54 million, $61 million and $50 million in 2001, 2000 and 1999, respectively.

-------------------------------------------------------------------------------
21. Stock-Based Compensation Plans


The 1990 Stock Plan, amended and restated as the Marathon Oil Corporation 1990 Stock Plan, authorizes the Compensation and Organization Committee of the board of directors of Marathon to grant restricted stock, stock options and stock appreciation rights to key management employees. Up to 0.5 percent of the outstanding stock, as determined on December 31 of the preceding year, is available for grants during each calendar year the 1990 Plan is in effect. In addition, awarded shares that do not result in shares being issued are available for subsequent grant, and any ungranted shares from prior years' annual allocations are available for subsequent grant during the years the 1990 Plan is in effect.
   Stock options represent the right to purchase shares of stock at the market value of the stock at date of grant. Certain options contain the right to receive cash and/or common stock equal to the excess of the fair market value of shares of common stock, as determined in accordance with the plan, over the option price of shares. Most stock options vest after a one-year service period and all expire 10 years from the date they are granted.
   The following is a summary of stock option activity:

                            Shares    Price(a)
----------------------------------------------
Balance December 31, 1998  4,074,940   $26.62
 Granted                   1,005,000    29.38
 Exercised                  (176,160)   27.27
 Canceled                   (121,055)   30.19
                           ---------
Balance December 31, 1999  4,782,725    27.08
 Granted                   1,799,880    25.18
 Exercised                   (58,870)   23.11
 Canceled                   (410,115)   28.06
                           ---------
Balance December 31, 2000  6,113,620    26.50
 Granted                   1,642,395    32.52
 Exercised                  (961,480)   21.70
 Canceled                    (64,430)   30.11
                           ---------
Balance December 31, 2001  6,730,105    28.62
----------------------------------------------

(a) Weighted-average exercise price.

   The following table represents stock options at December 31, 2001:

                                Outstanding                        Exercisable
                ------------------------------------------- --------------------------
                Number of                                   Number of
   Range of      Shares   Weighted-Average                   Shares
   Exercise       Under      Remaining     Weighted-Average   Under   Weighted-Average
    Prices       Option   Contractual Life  Exercise Price   Option    Exercise Price
--------------------------------------------------------------------------------------
$17.00 - 23.44  1,131,035       4.3 years       $21.06      1,131,035      $21.06
 25.50 - 26.47  1,359,010       8.4              25.54      1,359,010       25.54
 29.38 - 34.00  4,240,060       7.6              31.62      2,624,565       31.07
                ---------                                   ---------
  Total         6,730,105       7.2              28.62      5,114,610       27.39
--------------------------------------------------------------------------------------

   The following net income and per share data represent the difference between stock-based compensation valued at fair value on the date of grant and recognized compensation costs.

(In millions, except per share data)       December 31   2001   2000  1999
---------------------------------------------------------------------------
Income from continuing operations applicable to Common
 Stock
 - As reported                                          $ 1,317 $ 420 $ 646
 - Pro forma                                              1,311   415   642
Basic and diluted net income per share
 - As reported                                             4.26  1.35  2.09
 - Pro forma                                               4.24  1.34  2.08
Net income applicable to Common Stock
 - As reported                                          $   377 $ 432 $ 654
 - Pro forma                                                371   427   650
Basic and diluted net income per share
 - As reported                                             1.22  1.39  2.11
 - Pro forma                                               1.20  1.38  2.10
---------------------------------------------------------------------------

  The above pro forma amounts were based on a Black-Scholes option-pricing model, which included the following information and assumptions:

                                                       2001    2000    1999
-----------------------------------------------------------------------------
Weighted-average grant-date exercise price per share  $ 32.52 $ 25.18 $ 29.38
Expected annual dividends per share                   $   .92 $   .88 $   .84
Expected life in years                                      5       5       7
Expected volatility                                       34%     33%     29%
Risk-free interest rate                                  4.9%    6.5%    5.8%
-----------------------------------------------------------------------------
Weighted-average grant-date fair value of options
 granted during the year, as calculated from above    $  9.45 $  7.51 $  8.89
-----------------------------------------------------------------------------

  Restricted stock represents stock granted for such consideration, if any, as determined by the Compensation and Organization Committee, subject to forfeiture provisions and restrictions on transfer. Those restrictions may be removed as conditions such as performance, continuous service and other criteria are met. Restricted stock is issued at the market price per share at the date of grant and vests over service periods that range from one to five years.
  Deferred compensation is charged to equity when the restricted stock is granted and subsequently adjusted for changes in the market value of the underlying stock. The deferred compensation is expensed over the balance of the vesting period and adjusted if conditions of the restricted stock grant are not met.
  The following table presents information on restricted stock grants under the 1990 Stock Plan:

                                                    2001      2000      1999
------------------------------------------------------------------------------
Number of shares granted                            205,346   410,025   28,798
Weighted-average grant-date fair value per share  $   31.30 $   25.50 $  29.38
------------------------------------------------------------------------------

  Marathon also has a restricted stock plan for certain salaried employees that are not officers of Marathon. Participants in the plan are awarded restricted stock by the Salary and Benefits Committee based on their performance within certain guidelines. 50% of the awarded stock vests at the end of two years from the date of grant and the remaining 50% vests in four years from the date of grant. Prior to vesting, the employee has the right to vote such stock and receive dividends thereon. The nonvested shares are not transferable and are retained by the Corporation until they vest.
  Deferred compensation is charged to equity when the restricted stock is granted. The deferred compensation is expensed over the balance of the vesting period and adjusted if conditions of the restricted stock grant are not met.
  The following table presents information on the restricted stock grants under the nonofficers plan for 2001:

-----------------------------------------------------------
Number of shares granted                            540,488
Weighted-average grant-date fair value per share  $   29.31
-----------------------------------------------------------

  Marathon has a deferred compensation plan for nonemployee directors of its Board of Directors. The plan permits participants to defer some or all of their annual retainers in the form of common stock units or cash and it requires new directors to defer at least half of their annual retainer in the form of common stock units. Common stock units are book entry units equal in value to a share of stock. During 2001, 12,358 shares of stock were issued, during 2000, 14,242 shares of stock were issued and during 1999, 10,541 shares of stock were issued.

  Actual stock based compensation expense (credit) was $16 million in 2001, $5 million in 2000 and $(4) million in 1999.

-------------------------------------------------------------------------------
22. Fair Value of Financial Instruments

Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 25, by individual balance sheet account. Marathon's financial instruments at December 31, 2001 and 2000 were:

                                                    2001             2000
                                              ---------------- ----------------
                                               Fair   Carrying  Fair   Carrying
(In millions)                     December 31  Value   Amount   Value   Amount
-------------------------------------------------------------------------------
Financial assets:
 Cash and cash equivalents                    $   657 $   657  $   340 $   340
 Receivables                                    1,708   1,708    2,262   2,262
 Receivables from United States Steel             515     615        5       5
 Investments and long-term receivables            192     136      171     107
                                              ------- -------  ------- -------
  Total financial assets                      $ 3,072 $ 3,116  $ 2,778 $ 2,714
-------------------------------------------------------------------------------
Financial liabilities:
 Notes payable                                $    -  $    -   $    80 $    80
 Accounts payable                               2,431   2,431    3,019   3,019
 Accrued interest                                  85      85       61      61
 Payable to United States Steel                    28      28      366     366
 Obligations to repay preferred securities        295     295       -       -
 Long-term debt (including amounts due within
  one year)                                     3,830   3,556    2,174   2,078
 Preferred stock of subsidiary                     -       -       175     184
                                              ------- -------  ------- -------
  Total financial liabilities                 $ 6,669 $ 6,395  $ 5,875 $ 5,788
-------------------------------------------------------------------------------

   Fair value of financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. Fair value of preferred stock of subsidiary was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.
   Marathon's only unrecognized financial instruments are financial guarantees and commitments to extend credit. It is not practicable to estimate the fair value of these forms of financial instrument obligations because there are no quoted market prices for transactions which are similar in nature. For details relating to financial guarantees, see Note 26.

-------------------------------------------------------------------------------
23. Preferred Stocks


USX Capital LLC, a former wholly owned subsidiary of Marathon, had sold 10,000,000 shares (carrying value of $250 million) of 8 3/4% Cumulative Monthly Income Preferred Shares (MIPS) (liquidation preference of $25 per share) in 1994. In December 2001, $27 million of MIPS was exchanged for debt securities of United States Steel. On December 31, 2001, USX Capital LLC redeemed all of the remaining outstanding MIPS. At the redemption date, USX Capital LLC paid $25.18 per share reflecting the redemption price of $25 per share, plus a cash payment for accrued but unpaid dividends through the redemption date. After the redemption date, the MIPS ceased to accrue dividends and only represented the right to receive the redemption price.
   In 1997, Marathon exchanged approximately 3.9 million, $50 face value, 6.75% Convertible Quarterly Income Preferred Securities of USX Capital Trust I (QUIPS), a Delaware statutory business trust, for an equivalent number of shares of its 6.50% Cumulative Convertible Preferred Stock (6.50% Preferred Stock). In December 2001, $12 million of QUIPS was exchanged for debt securities of United States Steel. At the time of Separation, all outstanding QUIPS became redeemable at their face value plus accrued but unpaid distributions. The QUIPS were included in the net investment in United States Steel.
   Marathon had issued 6.50% Preferred Stock and, prior to the Separation, had 2,209,042 shares (stated value of $1.00 per share; liquidation preference of $50.00 per share) outstanding. In December 2001, $10 million of 6.50% Preferred Stock was exchanged for debt securities of United States Steel. At the time of Separation, all outstanding shares of the 6.50% Preferred Stock were converted into the right to receive $50.00 in cash. Holders received payment on January 3, 2002.

-------------------------------------------------------------------------------
24. Stockholder Rights Plan


In 2002, the Marathon's stockholder rights plan (the Rights Plan), was amended due to the Separation. Under the Rights Plan each outstanding share of Common Stock currently includes one right to purchase from Marathon one one-hundredth of a share of its Series A Junior Preferred Stock at an exercise price of $110 per unit, subject to adjustment. Under the Rights Plan, the rights will become exercisable, subject to certain exceptions, after any person or group of affiliated or associated persons has acquired, obtained the right to acquire or made a tender or exchange offer for 15% or more of the outstanding voting power represented by the outstanding Common Stock, except pursuant to a qualifying all-cash tender offer for all outstanding shares of Common Stock which results in the offeror owning shares of Common Stock representing a majority of the voting power (other than Voting Stock beneficially owned by the offeror immediately prior to the offer). If the rights become exercisable, each right will entitle the holder, other than the acquiring person or group, to purchase one one-hundredth of a share of Series A Junior Preferred Stock or, upon the acquisition by any person of 15% or more of the outstanding voting power represented by the outstanding Common Stock (or, in certain circumstances, other property) or other securities of Marathon having a market value of twice the exercise price. After a person or group acquires 15% or more of the outstanding voting power, if Marathon engages in a merger or other business combination where it is not the surviving corporation or where it is the surviving corporation and the Common Stock is changed or exchanged, or if 50% or more of Marathon's assets, earnings power or cash flow are sold or transferred, each right will entitle the holder to purchase common stock of the acquiring entity having a market value of twice the exercise price. The rights and the exercise price are subject to adjustment. The rights will expire on October 9, 2009, unless such date is extended or the rights are earlier redeemed by Marathon before they become exercisable. Under certain circumstances, the Board of Directors has the option to exchange one share of the respective class of Common Stock for each exercisable right.
-------------------------------------------------------------------------------
25. Derivative Instruments

The following table sets forth quantitative information by category of derivative instrument at December 31, 2001. The amounts exclude the variable margin deposit balances held in various brokerage accounts. Marathon did not have any foreign currency contracts in place at December 31, 2001.

                         Fair                     Carrying
                         Value      Fair Value      Value    Carrying Value
(In millions)          Assets(a) (Liabilities)(a) Assets(b) (Liabilities)(b)
----------------------------------------------------------------------------
Fair Value Hedges(c):
 Exchange-traded
  commodity futures      $  -         $  (1)        $  --        $  (1)
 Exchange-traded
  commodity options         -            -             -            -
 OTC commodity swaps        -           (13)           -           (13)
 OTC commodity options      -            --            -            --
Cash Flow Hedges(d):
 Exchange-traded
  commodity futures      $  -         $  (3)        $  -         $  (3)
 Exchange-traded
  commodity options         -            -             -            -
 OTC commodity swaps        68          (15)           68          (15)
 OTC commodity options      -            -             -            -
Non-Hedge
 Designation(e):
 Exchange-traded
  commodity futures      $  16        $ (31)        $  16        $ (31)
 Exchange-traded
  commodity options         15          (10)           15          (10)
 OTC commodity swaps       152          (85)          152          (85)
 OTC commodity options      32          (14)           32          (14)
----------------------------------------------------------------------------

(a) The fair value amounts for OTC positions are based on various indices or dealer quotes. The fair value of exchange-traded positions are based on market price changes for each commodity.
(b) The carrying values represent the value of the derivative instruments. This excludes any margin deposit amounts with respective brokers. These amounts are reflected on a gross basis. Marathon's consolidated balance sheet is reflected on a net asset/(liability) basis, as permitted by the master netting agreements, by brokerage firm.
(c) There was no ineffectiveness associated with fair value hedges for 2001 because the hedging instrument and the existing firm commitment contracts are priced on the same underlying index. Certain derivative instruments used in the fair value hedges mature between 2002 and 2008.
(d) The ineffective portion of changes in the fair value, on a pretax basis, for cash flow hedges recognized during 2001 was a favorable $3 million. In addition, during 2001, $12 million was recognized in income before tax as the result of a discontinuation of a portion of a cash flow hedge related to sales of natural gas production. This amount was reflected within revenues. Certain derivative instruments used in the cash flow hedges mature in 2002.
(e) The table excludes nontraditional derivative instruments which are created due to netting of physical receipts and delivery volumes with the same counterparty. At December 31, 2001, the fair value of these assets and liabilities was $27 million and $26 million, respectively.

-------------------------------------------------------------------------------
26. Contingencies and Commitments


Marathon is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to Marathon's consolidated financial statements. However, management believes that Marathon will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

Environmental matters - Marathon is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 2001 and 2000, accrued liabilities for remediation totaled $77 million and $75 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Receivables for recoverable costs from certain states, under programs to assist companies in cleanup efforts related to underground storage tanks at retail marketing outlets, were $60 million and $57 million at December 31, 2001 and 2000, respectively.
   For a number of years, Marathon has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 2001 and 2000, such capital expenditures totaled $67 million and $73 million, respectively. Marathon anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.
   On May 11, 2001, MAP entered into a consent decree with the U.S. Environmental Protection Agency which commits it to complete certain agreed upon environmental programs over an eight-year period primarily aimed at reducing air emissions at its seven refineries. This consent decree was approved by the court on August 28, 2001. The current estimated cost to complete these programs is approximately $300 million in expenditures over the next seven years. In addition, MAP is required to complete certain agreed upon supplemental environmental projects as part of this settlement of an enforcement action for alleged Clean Air Act violations, at a current estimated cost of $8 million.
   At December 31, 2001 and 2000, accrued liabilities for platform abandonment and dismantlement totaled $193 million and $162 million, respectively.

Guarantees - Marathon guaranteed certain obligations related to the business of United States Steel. As of December 31, 2001, the exposure for all of these matters totaled $28 million.
   United States Steel is the sole general partner of Clairton 1314B Partnership, L.P., which owns certain cokemaking facilities formerly owned by United States Steel. Marathon has guaranteed to the limited partners all obligations of United States Steel under the partnership documents. United States Steel may dissolve the partnership under certain circumstances, including if it is required to fund accumulated cash shortfalls of the partnership in excess of $150 million. In addition to the normal commitments of a general partner, United States Steel has indemnified the limited partners for certain income tax exposures. As of December 31, 2001, United States Steel had no unpaid outstanding obligation to the limited partners.
   At December 31, 2001 and 2000, Marathon's pro rata share of obligations of LOOP LLC and various pipeline investees secured by throughput and deficiency agreements totaled $112 million and $119 million, respectively. Under the agreements, Marathon is required to advance funds if the investees are unable to service debt. Any such advances are prepayments of future transportation charges.
   At December 31, 2001, MAP had guaranteed the repayment of $35 million of the outstanding balance of Centennial Pipeline LLC's Master Shelf Agreement.

Concentration of credit risk - Marathon is exposed to credit risk in the event of nonpayment by counterparties, a significant portion of which are concentrated in energy related industries. The creditworthiness of customers and other counterparties is subject to continuing review, including the use of master netting agreements, where appropriate. While no single customer accounts for more than 5% of annual gross revenues, Marathon has significant exposures to United States Steel arising from the separation. Those exposures are discussed in Notes 2, 11 and 15.

Commitments - At December 31, 2001 and 2000, Marathon's contract commitments to acquire property, plant and equipment totaled $297 million and $457 million, respectively.
   Marathon is a party to a 15-year transportation services agreement with a natural gas transmission company. The contract requires Marathon to pay minimum annual charges of approximately $5 million and concludes in 2015. The payments are required even if the transportation facility is not utilized. Payments made under the contract in 2001 were $5 million. Payments of less than $1 million were made in 2000.

Put/Call Agreements - In connection with the 1998 formation of MAP, Marathon and Ashland entered into a Put/Call, Registration Rights and Standstill Agreement (the Put/Call Agreement). The Put/Call Agreement provides that at any time after December 31, 2004, Ashland will have the right to sell to Marathon all of Ashland's ownership interest in MAP, for an amount in cash and/or Marathon debt or equity securities equal to the product of 85% (90% if equity securities are used) of the fair market value of MAP at that time, multiplied by Ashland's percentage interest in MAP. Payment could be made at closing, or at Marathon's option, in three equal annual installments, the first of which would be payable at closing. At any time after December 31, 2004, Marathon will have the right to purchase all of Ashland's ownership interests in MAP, for an amount in cash equal to the product of 115% of the fair market value of MAP at that time, multiplied by Ashland's percentage interest in MAP.
   As part of the formation of Pilot Travel Centers LLC (PTC), MAP and Pilot Corporation (Pilot) entered into a Put/Call and Registration Rights Agreement (Agreement). The Agreement provides that any time after September 1, 2006, Pilot can sell its interest in PTC to MAP for an amount of cash and/or Marathon, MAP or Ashland equity securities equal to the product of 90% (95% if paid in securities) of the fair market value of PTC at the time multiplied by Pilot's percentage interest in PTC. At any time after September 1, 2011, MAP will have the right to purchase Pilot's interest in PTC for an amount of cash and/or Marathon, MAP or Ashland equity securities equal to the product of 105% (110% if paid in securities) of the fair market value of PTC at the time multiplied by Pilot's percentage interest in PTC.
-------------------------------------------------------------------------------
27. Subsequent Event - Business Combination


On January 3, 2002, Marathon completed its acquisition of certain interests in Equatorial Guinea, West Africa from CMS Energy Corporation for $993 million in cash, excluding working capital adjustments. The acquisition includes oil and gas producing assets, exploration interests and certain processing facilities. Marathon utilized unused lines of credit to fund this acquisition until permanent financing is obtained.
  Marathon will account for this acquisition under SFAS No. 141, which was described in Note 4. Any goodwill arising from this transaction will be accounted for under SFAS No. 142, which also was described in Note 4.

Selected Quarterly Financial Data (Unaudited)

                                       2001                                   2000
                        -------------------------------------- ------------------------------------
(In millions, except
per share data)         4th Qtr.  3rd Qtr.  2nd Qtr.  1st Qtr. 4th Qtr.  3rd Qtr. 2nd Qtr. 1st Qtr.
---------------------------------------------------------------------------------------------------
Revenues and other
 income:
 Revenues               $ 6,803   $ 8,496   $ 9,113   $ 8,607  $ 8,881   $ 9,150  $ 8,667  $ 7,729
 Other income (loss)         43      (166)       55       115     (833)       59       30      116
                        -------   -------   -------   -------  -------   -------  -------  -------
  Total                   6,846     8,330     9,168     8,722    8,048     9,209    8,697    7,845
Income (loss) from
 operations                 216       577     1,253       908     (471)      723      857      521
 Includes:
  Loss related to sale
   of certain Canadian
   assets                    -       (221)       -         -        -         -        -        -
  Inventory market
   valuation reserve
   adjustments              (72)       -         -         -        -         -        -        -
  Joint venture
   formation
   charges                   -         -         -         -      (931)       -        -        -
Income (loss) from
 continuing operations       53       183       580       502     (313)      116      365      252
Income (loss) from
 discontinued
 operations              (1,127)      (13)      (29)       16     (136)       23       60       44
Income (loss) before
 cumulative effect of
 change in accounting
 principle               (1,074)      170       551       518     (449)      139      425      296
Net income (loss)        (1,074)      170       551       510     (449)      139      425      296
---------------------------------------------------------------------------------------------------
Common Stock data:
Net income (loss)          (898)      193       582       500     (310)      121      367      254
 - Per share - basic
  and diluted(a)          (2.90)      .63      1.88      1.62    (1.00)      .38     1.18      .81
Dividends paid per
 share                      .23       .23       .23       .23      .23       .23      .21      .21
Price range of Common
 Stock(b):
 - Low                    25.27     24.95     26.23     25.85    25.25     23.50    22.81    20.69
 - High                   30.35     32.75     33.73     29.99    30.38     29.63    29.19    27.50
---------------------------------------------------------------------------------------------------
Steel Stock data:
Net income (loss)          (193)      (25)      (32)        7     (141)       17       54       41
 - Per share - basic
  and diluted             (2.17)     (.28)     (.36)      .08    (1.59)      .19      .62      .45
Dividends paid per
 share                      .10       .10       .10       .25      .25       .25      .25      .25
Price range of Steel
 Stock(b)
 - Low                    13.00     13.08     13.72     14.00    12.69     14.88    18.25    20.63
 - High                   18.75     21.70     22.00     18.00    18.31     19.69    26.88    32.94
---------------------------------------------------------------------------------------------------

(a) Net income (loss) per share equals income (loss) per share before cumulative effect of change in accounting principle for all periods except the first quarter of 2001, where there was a negative $.03 per share cumulative effect. Basic and diluted earnings (loss) per share are equal for all periods except the third quarter of 2001 where diluted earnings per share is $.01 less than basic earnings per share presented.
(b)Composite tape.

Principal Unconsolidated Investees (Unaudited)

                                        December 31, 2001
        Company              Country        Ownership               Activity
---------------------------------------------------------------------------------------
Centennial Pipeline LLC   United States         33%(a)    Pipeline & Storage Facility
CLAM Petroleum B.V.       Netherlands           50%       Oil & Gas Production
Kenai LNG Corporation     United States         30%       Natural Gas Liquification
LOCAP LLC                 United States         50%(a)    Pipeline & Storage Facilities
LOOP LLC                  United States         47%(a)    Offshore Oil Port
MKM Partners L.P.         United States         50%(b)    Oil & Gas Production
Manta Ray Offshore
 Gathering Company, LLC   United States         24%       Natural Gas Transmission
Minnesota Pipe Line
 Company                  United States         33%(a)    Pipeline Facility
Nautilus Pipeline
 Company, LLC             United States         24%       Natural Gas Transmission
Odyssey Pipeline LLC      United States         29%       Pipeline Facility
Pilot Travel Centers LLC  United States         50%(a)    Travel Centers
Poseidon Oil Pipeline
 Company, LLC             United States         28%       Crude Oil Transportation
Southcap Pipe Line
 Company                  United States         22%(a)    Crude Oil Transportation
---------------------------------------------------------------------------------------

(b) Marathon's income participation is 85%.
(a) Represents the ownership interest held by MAP.

Supplementary Information on Oil and Gas Producing Activities (Unaudited)

   The Supplementary Information on Oil and Gas Producing Activities is presented in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities". Included as supplemental information are capitalized costs related to oil and gas producing activities, results of operations for oil and gas producing activities and costs incurred in oil and gas property acquisition, exploration and development activities. These tables reflect data related to oil and gas producing activities only and do not correspond with the Exploration and Production data reported in Management's Discussion and Analysis and in Note 10 of the Notes to the Consolidated Financial Statements. Supplemental information is also provided for estimated quantities of proved oil and gas reserves, standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities and a summary of changes therein.
   The supplemental information is disclosed by the following geographic areas: the United States, Europe, which primarily includes activities in the United Kingdom, Denmark, Ireland, the Netherlands and Norway; and Other International, which includes activities in Angola, Canada, Gabon and other international locations outside of Europe. Equity Investees include Marathon's equity share of the activities of oil and gas companies that are accounted for by the equity method. This includes MKM Partners L.P. (MKM) and CLAM Petroleum B.V. (CLAM) for 2001 and CLAM and Sakhalin Energy Investment Company Ltd. (Sakhalin Energy) for 2000 and 1999.

Capitalized Costs and Accumulated Depreciation, Depletion and Amortization

                            United               Other                Equity
(In millions)  December 31  States      Europe   Intl.  Consolidated Investees  Total
---------------------------------------------------------------------------------------
2001
  Capitalized costs:
  Proved properties         $ 6,123     $ 4,920 $   840   $ 11,883     $ 569   $ 12,452
  Unproved properties           651         183     262      1,096         2      1,098
                            -------     ------- -------   --------     -----   --------
   Total                      6,774       5,103   1,102     12,979       571     13,550
                            -------     ------- -------   --------     -----   --------
  Accumulated
   depreciation, depletion
   and amortization:
  Proved properties           3,789       3,375     360      7,524       183      7,707
  Unproved properties            68          -       11         79        -          79
                            -------     ------- -------   --------     -----   --------
   Total                      3,857       3,375     371      7,603       183      7,786
                            -------     ------- -------   --------     -----   --------
  Net capitalized costs     $ 2,917     $ 1,728 $   731   $  5,376     $ 388   $  5,764
---------------------------------------------------------------------------------------
2000
  Capitalized costs:
  Proved properties         $ 5,752     $ 4,739 $ 1,373   $ 11,864     $ 226   $ 12,090
  Unproved properties           343         124     180        647         2        649
                            -------     ------- -------   --------     -----   --------
   Total                      6,095       4,863   1,553     12,511       228     12,739
                            -------     ------- -------   --------     -----   --------
  Accumulated
   depreciation, depletion
   and amortization:
  Proved properties           3,435       3,074     420      6,929       170      7,099
  Unproved properties           107          -       13        120         1        121
                            -------     ------- -------   --------     -----   --------
   Total                      3,542       3,074     433      7,049       171      7,220
                            -------     ------- -------   --------     -----   --------
  Net capitalized costs     $ 2,553     $ 1,789 $ 1,120   $  5,462     $  57   $  5,519
---------------------------------------------------------------------------------------

Costs Incurred for Property Acquisition, Exploration and Development -
 Including Capital Expenditures

                            United               Other                Equity
(In millions)               States      Europe   Intl.  Consolidated Investees  Total
---------------------------------------------------------------------------------------
2001: Property acquisition:
    Proved                  $   231     $    -  $     1   $    232     $  -    $    232
    Unproved                    395          24      91        510        -         510
   Exploration                  190          20      63        273         8        281
   Development                  356         205      52        613        19        632
---------------------------------------------------------------------------------------
2000: Property acquisition:
    Proved                  $   128     $    -  $    12   $    140     $  -    $    140
    Unproved                     (5)(a)      -       10          5        -           5
   Exploration                  161          33      93        287         2        289
   Development                  288          42     103        433        77        510
---------------------------------------------------------------------------------------
1999: Property
 acquisition:
    Proved                  $    20     $    -  $    10   $     30     $  -    $     30
    Unproved                     26          12     107        145        -         145
   Exploration                  141          47      64        252         8        260
   Development                  232          34     117        383        84        467
---------------------------------------------------------------------------------------

(a) Includes proceeds of $25 million realized from the reduction of mineral interests.

Supplementary Information on Oil and Gas Producing Activities
(Unaudited) C O N T I N U E D

Results of Operations for Oil and Gas Producing Activities, Excluding Corporate Overhead and Interest Costs(a)

                          United             Other                Equity
(In millions)             States   Europe(b) Intl.  Consolidated Investees  Total
-----------------------------------------------------------------------------------
2001:Revenues:
   Sales                  $   871    $ 706   $ 247    $ 1,824      $ 49    $ 1,873
   Transfers                1,235       -      134      1,369        69      1,438
   Other revenues(c)           68       -     (221)      (153)       -        (153)
                          -------    -----   -----    -------      ----    -------
    Total revenues          2,174      706     160      3,040       118      3,158
  Expenses:
   Production costs          (356)    (154)   (103)      (613)      (34)      (647)
   Shipping and handling
    costs                     (99)     (35)     -        (134)       (1)      (135)
   Exploration expenses       (90)      (8)    (46)      (144)       -        (144)
   Depreciation,
    depletion and
    amortization             (449)    (249)   (113)      (811)      (13)      (824)
   Impairments                 -        -       (1)        (1)       -          (1)
   Other expenses             (38)      (4)    (58)      (100)       -        (100)
                          -------    -----   -----    -------      ----    -------
     Total expenses        (1,032)    (450)   (321)    (1,803)      (48)    (1,851)
  Other production-
   related earnings
   (losses)(d)                  3      (24)      5        (16)        1        (15)
                          -------    -----   -----    -------      ----    -------
  Results before income
   taxes                    1,145      232    (156)     1,221        71      1,292
  Income taxes (credits)      389       69     (58)       400        25        425
                          -------    -----   -----    -------      ----    -------
  Results of operations   $   756    $ 163   $ (98)   $   821      $ 46    $   867
-----------------------------------------------------------------------------------
2000:Revenues:
   Sales                  $   783    $ 579   $ 310    $ 1,672      $145    $ 1,817
   Transfers                1,337       -      188      1,525        -       1,525
   Other revenues(c)         (875)      10      55       (810)       -        (810)
                          -------    -----   -----    -------      ----    -------
    Total revenues          1,245      589     553      2,387       145      2,532
  Expenses:
   Production costs          (371)    (101)   (133)      (605)      (34)      (639)
   Shipping and handling
    costs                     (72)     (10)     -         (82)       -         (82)
   Exploration expenses      (125)     (37)    (74)      (236)       (6)      (242)
   Reorganization costs       (45)     (12)    (10)       (67)       -         (67)
   Depreciation,
    depletion and
    amortization             (380)    (175)   (122)      (677)      (27)      (704)
   Impairments                 (5)      -     (188)      (193)       -        (193)
   Other expenses             (33)      (3)    (15)       (51)       -         (51)
                          -------    -----   -----    -------      ----    -------
    Total expenses         (1,031)    (338)   (542)    (1,911)      (67)    (1,978)
  Other production-
   related earnings
   (losses)(d)                  4      (21)      4        (13)        1        (12)
                          -------    -----   -----    -------      ----    -------
  Results before income
   taxes                      218      230      15        463        79        542
  Income taxes
   (credits)(e)                70       62      (1)       131        27        158
                          -------    -----   -----    -------      ----    -------
  Results of operations   $   148    $ 168   $  16    $   332      $ 52    $   384
-----------------------------------------------------------------------------------
1999:Revenues:
   Sales                  $   547    $ 431   $ 200    $ 1,178      $ 33    $ 1,211
   Transfers                  882       -       88        970        -         970
   Other revenues(c)            4       -       (2)         2        -           2
                          -------    -----   -----    -------      ----    -------
    Total revenues          1,433      431     286      2,150        33      2,183
  Expenses:
   Production costs          (322)    (135)    (99)      (556)      (25)      (581)
   Shipping and handling
    costs                     (77)      (2)     -         (79)       -         (79)
   Exploration expenses      (134)     (42)    (51)      (227)       (4)      (231)
   Depreciation,
    depletion and
    amortization             (362)    (143)    (99)      (604)      (13)      (617)
   Impairments                (16)      -       -         (16)       -         (16)
   Other expenses             (28)      (7)    (15)       (50)       -         (50)
                          -------    -----   -----    -------      ----    -------
    Total expenses           (939)    (329)   (264)    (1,532)      (42)    (1,574)
  Other production-
   related earnings
   (losses)(d)                  1        4       4          9         1         10
                          -------    -----   -----    -------      ----    -------
  Results before income
   taxes                      495      106      26        627        (8)       619
  Income taxes (credits)      168       33      (7)       194        (3)       191
                          -------    -----   -----    -------      ----    -------
  Results of operations   $   327    $  73   $  33    $   433      $ (5)   $   428
-----------------------------------------------------------------------------------

(b) Prior years reclassified to conform to 2001 classifications.
(a) Includes the results of using derivative instruments to manage commodity and foreign currency risks.
(c) Includes gain on offshore lease resolution with U.S. Government and net gains (losses) on asset dispositions.
(d) Includes revenues, net of associated costs, from third-party activities that are an integral part of Marathon's production operations which may include the processing and/or transportation of third-party production, and the purchase and subsequent resale of gas utilized in reservoir management.
(e) Excludes net valuation allowance tax charges of $205 million.

Supplementary Information on Oil and Gas Producing Activities
(Unaudited) CONTINUED

Average Production Costs(a)

(Dollars per BOE)                      2001   2000   1999
----------------------------------------------------------
United States                         $ 3.78 $ 4.01 $ 3.26
International - Europe                  4.31   3.48   4.55
        - Other International           5.93   6.09   4.66
 Total Consolidated                     4.16   4.22   3.71
        - Equity Investees              6.37   6.00  10.02
Worldwide                               4.24   4.29   3.82
----------------------------------------------------------

(a) Computed using production costs as disclosed in Results of Operations for Oil and Gas Activities and as defined by the Securities and Exchange Commission. Natural gas volumes were converted to barrels of oil equivalent (BOE) using a conversion factor of six mcf of natural gas to one barrel of oil.

Average Sales Prices

                              Crude Oil and
                               Condensate          Natural Gas Liquids       Natural Gas
                         ----------------------- ----------------------- --------------------
                          2001    2000    1999    2001    2000    1999    2001   2000   1999
                         ------- ------- ------- ------- ------- ------- ------ ------ ------
Average Sales Prices(a)
(excluding results of                                                        (Dollars per
hedging)                               (Dollars per Barrel)              Thousand Cubic Feet)
---------------------------------------------------------------------------------------------
United States            $ 21.13 $ 26.47 $ 16.41 $ 16.67 $ 19.20 $ 12.30 $ 3.69 $ 3.49 $ 2.07
International - Europe     23.74   27.90   17.59   19.17   24.98   13.84   2.77   2.56   2.03
      - Other
       International       22.97   25.77   16.77   21.34   23.48   13.49   3.48   3.20   1.64
Total Consolidated         22.02   26.56   16.65   17.46   20.35   12.67   3.43   3.20   2.00
        - Equity
        Investee           23.59   29.64   23.43   19.58   28.74   13.22   3.39   2.75   1.87
Worldwide                  22.09   26.74   16.68   17.50   20.37   12.67   3.43   3.19   2.00
---------------------------------------------------------------------------------------------
                              Crude Oil and
                               Condensate          Natural Gas Liquids       Natural Gas
                         ----------------------- ----------------------- --------------------
                          2001    2000    1999    2001    2000    1999    2001   2000   1999
                         ------- ------- ------- ------- ------- ------- ------ ------ ------
Average Sales Prices(a)
(including results of                                                        (Dollars per
hedging)                               (Dollars per Barrel)              Thousand Cubic Feet)
---------------------------------------------------------------------------------------------
United States            $ 21.56 $ 26.00 $ 16.31 $ 16.67 $ 19.20 $ 12.30 $ 3.92 $ 3.40 $ 2.09
International - Europe     23.74   27.90   17.59   19.17   24.98   13.84   2.77   2.56   2.03
      - Other
       International       22.97   25.77   16.63   21.34   23.48   13.49   3.48   3.14   1.66
Total Consolidated         22.28   26.25   16.56   17.46   20.35   12.67   3.58   3.14   2.02
      - Equity Investee    23.59   29.64   23.43   19.58   28.74   13.22   3.39   2.75   1.87
Worldwide                  22.35   26.44   16.59   17.50   20.37   12.67   3.58   3.13   2.01
---------------------------------------------------------------------------------------------

(a)  Prior years reclassified to conform to 2001 classifications.

Estimated Quantities of Proved Oil and Gas Reserves
   Marathon's estimated net proved liquid hydrocarbon (oil, condensate, and natural gas liquids) and gas reserves and the changes thereto for the years 2001, 2000 and 1999 are shown in the following tables. Estimates of the proved reserves have been prepared by asset teams including reservoir engineers and geoscience professionals. Reserve estimates are periodically reviewed by the Corporate Reserves Group to assure that rigorous professional standards and the reserves definitions prescribed by the U. S. Securities and Exchange Commission (SEC) are consistently applied throughout the company.
   Proved reserves are the estimated quantities of oil and gas that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Due to the inherent uncertainties and the limited nature of the reservoir data, estimates of proved reserves are subject to potentially substantial changes, either positively or negatively, as additional information becomes available and contractual and economic conditions change.
   Marathon's net proved reserve estimates have been adjusted as necessary to reflect all contractual agreements, royalty obligations and interests owned by others at the time of the estimate. Only reserves that are estimated to be recovered during the term of the current contract, unless there is a clear and consistent history of contract extension, have been included in the proved reserve estimate. Reserves from properties governed by Production Sharing Contracts have been calculated using the "economic interest" method prescribed by the SEC. Reserves that are not currently considered proved, that may result from extensions of currently proved areas, or that may result from applying secondary or tertiary recovery processes not yet tested and determined to be economic, are excluded. Purchased natural gas utilized in reservoir management and subsequently resold is also excluded. Marathon does not have any quantities of oil and gas reserves subject to long-term supply agreements with foreign governments or authorities in which Marathon acts as producer.

Supplementary Information on Oil and Gas Producing Activities
(Unaudited) CONTINUED

   Proved developed reserves are the quantities of oil and gas expected to be recovered through existing wells with existing equipment and operating methods. In some cases, proved undeveloped reserves may require substantial new investments in additional wells and related facilities. Production volumes shown are sales volumes, net of any products consumed during production activities.

                              United        Other                Equity
(Millions of barrels)         States Europe Intl.  Consolidated Investees Total
-------------------------------------------------------------------------------
Liquid Hydrocarbons
 Proved developed and
  undeveloped reserves:
  Beginning of year - 1999      549   122    194        865         80     945
  Purchase of reserves in
   place                         14    -       7         21         -       21
  Revisions of previous
   estimates                      2   (20)    -         (18)        (3)    (21)
  Improved recovery              11    -       1         12         -       12
  Extensions, discoveries and
   other additions                9    -       5         14         -       14
  Production                    (53)  (12)   (11)       (76)        -      (76)
  Sales of reserves in place    (12)   -      (9)       (21)        -      (21)
                               ----   ---   ----       ----        ---    ----
  End of year - 1999            520    90    187        797         77     874
  Purchase of reserves in
   place                         27    -      -          27         -       27
  Exchange of reserves in
   place(a)                       6    60     -          66        (73)     (7)
  Revisions of previous
   estimates                     (4)  (35)   (21)       (60)        -      (60)
  Improved recovery               7    -      -           7         -        7
  Extensions, discoveries and
   other additions               15     3      1         19         -       19
  Production                    (48)  (10)   (13)       (71)        (4)    (75)
  Sales of reserves in place    (65)   -      (3)       (68)        -      (68)
                               ----   ---   ----       ----        ---    ----
  End of year - 2000            458   108    151        717         -      717
  Purchase of reserves in
   place                          8    -      -           8         -        8
  Exchange of reserves in
   place(b)                    (191)   -      -        (191)       191      -
  Revisions of previous
   estimates                     14    (3)    -          11         (3)      8
  Improved recovery              13    -      -          13         -       13
  Extensions, discoveries and
   other additions               12    -       1         13         -       13
  Production                    (46)  (17)   (10)       (73)        (4)    (77)
  Sales of reserves in place     -     -    (112)      (112)        -     (112)
                               ----   ---   ----       ----        ---    ----
  End of year - 2001            268    88     30        386        184     570
-------------------------------------------------------------------------------
 Proved developed reserves:
  Beginning of year - 1999      489   119     67        675         -      675
  End of year - 1999            476    90     72        638         69     707
  End of year - 2000            414    74     57        545         -      545
  End of year - 2001            243    69     25        337        178     515
-------------------------------------------------------------------------------

(a) Reserves represent the exchange of an equity interest in Sakhalin Energy Investment Company Ltd. for certain interests in the UK Atlantic Margin area and the Gulf of Mexico.
(b) Reserves represent the contribution of certain oil and gas interests to MKM Partners L.P., a joint venture accounted for under the equity method of accounting.

Supplementary Information on Oil and Gas Producing Activities (Unaudited) CONTINUED

Estimated Quantities of Proved Oil and Gas Reserves (continued)

                           United         Other                Equity
(Billions of cubic feet)   States  Europe Intl.  Consolidated Investees Total
------------------------------------------------------------------------------
Natural Gas
 Proved developed and undeveloped
  reserves:
  Beginning of year - 1999 2,163     966   830      3,959        110    4,069
  Purchase of reserves in
   place                       5      -     11         16         -        16
  Revisions of previous
   estimates                 (83)    (81)   (3)      (167)        13     (154)
  Improved recovery            8      -      2         10         -        10
  Extensions, discoveries
   and other additions       281      -     94        375         13      388
  Production(a)             (275)   (111)  (59)      (445)       (13)    (458)
  Sales of reserves in
   place                     (42)     -    (42)       (84)        -       (84)
                           -----    ----  ----      -----        ---    -----
  End of year - 1999       2,057     774   833      3,664        123    3,787
  Purchase of reserves in
   place                     114      -     15        129         -       129
  Exchange of reserves in
   place(b)                   14      31    -          45         -        45
  Revisions of previous
   estimates                (154)   (114) (347)      (615)       (26)    (641)
  Improved recovery           -       -     -          -          -        -
  Extensions, discoveries
   and other additions       217      35    38        290          2      292
  Production(a)             (268)   (112)  (52)      (432)       (10)    (442)
  Sales of reserves in
   place                     (66)     -    (10)       (76)        -       (76)
                           -----    ----  ----      -----        ---    -----
  End of year - 2000       1,914     614   477      3,005         89    3,094
  Purchase of reserves in
   place                     223      -     -         223         -       223
  Exchange of reserves in
   place                      -       -     -          -          -        -
  Revisions of previous
   estimates                (267)    (12)    3       (276)       (27)    (303)
  Improved recovery           10      -     -          10         -        10
  Extensions, discoveries
   and other additions       210     126    48        384         -       384
  Production(a)             (289)   (113)  (45)      (447)       (11)    (458)
  Sales of reserves in
   place                      (8)     -    (84)       (92)        -       (92)
                           -----    ----  ----      -----        ---    -----
  End of year - 2001       1,793     615   399      2,807         51    2,858
------------------------------------------------------------------------------
 Proved developed
  reserves:
  Beginning of year - 1999 1,678     909   534      3,121         76    3,197
  End of year - 1999       1,550     741   497      2,788         65    2,853
  End of year - 2000       1,421     563   381      2,365         52    2,417
  End of year - 2001       1,308     473   308      2,089         32    2,121
------------------------------------------------------------------------------

(a) Excludes the resale of purchased gas utilized in reservoir management.
(b) Reserves represent the exchange of an equity interest in Sakhalin Energy Investment Company Ltd. for certain interests in the UK Atlantic Margin area and the Gulf of Mexico.

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves
   Estimated discounted future net cash flows and changes therein were determined in accordance with Statement of Financial Accounting Standards No.
69. Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. Marathon believes such information is essential for a proper understanding and assessment of the data presented.
   Future cash inflows are computed by applying year-end prices of oil and gas relating to Marathon's proved reserves to the year-end quantities of those reserves. Future price changes are considered only to the extent provided by contractual arrangements in existence at year-end.
   The assumptions used to compute the proved reserve valuation do not necessarily reflect Marathon's expectations of actual revenues to be derived from those reserves nor their present worth. Assigning monetary values to the estimated quantities of reserves, described on the preceding page, does not reduce the subjective and ever-changing nature of such reserve estimates.
   Additional subjectivity occurs when determining present values because the rate of producing the reserves must be estimated. In addition to uncertainties inherent in predicting the future, variations from the expected production rate also could result directly or indirectly from factors outside of Marathon's control, such as unintentional delays in development, environmental concerns, changes in prices or regulatory controls.
   The reserve valuation assumes that all reserves will be disposed of by production. However, if reserves are sold in place or subjected to participation by foreign governments, additional economic considerations also could affect the amount of cash eventually realized.
   Future development and production costs, including abandonment and dismantlement costs, are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.
   Future income tax expenses are computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to Marathon's proved oil and gas reserves. Permanent differences in oil and gas related tax credits and allowances are recognized.
   Discount was derived by using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

Supplementary Information on Oil and Gas Producing Activities
(Unaudited) CONTINUED

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (continued)

                          United              Other                  Equity
(In millions)             States    Europe    Intl.    Consolidated Investees   Total
----------------------------------------------------------------------------------------
December 31, 2001:
 Future cash inflows     $  8,210  $  3,591  $  1,520    $ 13,321   $  3,456   $ 16,777
 Future production costs   (3,573)   (1,850)     (863)     (6,286)    (1,577)    (7,863)
 Future development
  costs                      (512)     (141)      (73)       (726)      (165)      (891)
 Future income tax
  expenses                 (1,267)     (500)     (142)     (1,909)      (333)    (2,242)
                         --------  --------  --------    --------   --------   --------
 Future net cash flows      2,858     1,100       442       4,400      1,381      5,781
 10% annual discount for
  estimated timing of
  cash flows                 (923)     (222)     (180)     (1,325)    (1,187)    (2,512)
                         --------  --------  --------    --------   --------   --------
 Standardized measure of
  discounted future net
  cash flows relating to
  proved oil and gas
  reserves(a)            $  1,935  $    878  $    262    $  3,075   $    194   $  3,269
----------------------------------------------------------------------------------------
December 31, 2000:
 Future cash inflows     $ 25,052  $  4,571  $  6,704    $ 36,327   $    313   $ 36,640
 Future production costs   (5,689)   (1,662)   (1,156)     (8,507)      (125)    (8,632)
 Future development
  costs                      (638)     (185)     (309)     (1,132)       (26)    (1,158)
 Future income tax
  expenses                 (6,290)     (677)   (2,102)     (9,069)       (76)    (9,145)
                         --------  --------  --------    --------   --------   --------
 Future net cash flows     12,435     2,047     3,137      17,619         86     17,705
 10% annual discount for
  estimated timing of
  cash flows               (5,403)     (486)   (1,524)     (7,413)       (19)    (7,432)
                         --------  --------  --------    --------   --------   --------
 Standardized measure of
  discounted future net
  cash flows relating to
  proved oil and gas
  reserves               $  7,032  $  1,561  $  1,613    $ 10,206   $     67   $ 10,273
----------------------------------------------------------------------------------------
December 31, 1999:
 Future cash inflows     $ 15,393  $  4,426  $  5,242    $ 25,061   $  2,154   $ 27,215
 Future production costs   (4,646)   (1,864)   (1,107)     (7,617)      (850)    (8,467)
 Future development
  costs                      (445)      (86)     (315)       (846)       (88)      (934)
 Future income tax
  expenses                 (3,102)     (987)   (1,581)     (5,670)      (328)    (5,998)
                         --------  --------  --------    --------   --------   --------
 Future net cash flows      7,200     1,489     2,239      10,928        888     11,816
 10% annual discount for
  estimated timing of
  cash flows               (3,371)     (374)     (862)     (4,607)      (372)    (4,979)
                         --------  --------  --------    --------   --------   --------
 Standardized measure of
  discounted future net
  cash flows relating to
  proved oil and gas
  reserves               $  3,829  $  1,115  $  1,377    $  6,321   $    516   $  6,837
----------------------------------------------------------------------------------------

(a)Excludes $59 million of discounted future net cash flows from the effects of hedging transactions.

Summary of Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

                                 Consolidated             Equity Investees                 Total
                          ----------------------------  ----------------------  -----------------------------
(In millions)               2001      2000      1999     2001    2000    1999     2001       2000      1999
--------------------------------------------------------------------------------------------------------------
Sales and transfers of
 oil and gas produced,
 net of production costs  $ (2,445) $ (2,508) $ (1,516) $  (84) $ (111) $   (8) $  (2,529) $ (2,619) $ (1,524)
Net changes in prices
 and production costs
 related to future
 production                 (9,975)    6,820     5,891    (195)     12     484    (10,170)    6,832     6,375
Extensions, discoveries
 and improved recovery,
 less related costs            624     1,472       566      -        3       9        624     1,475       575
Development costs
 incurred during the
 period                        613       433       383      19      77      84        632       510       467
Changes in estimated
 future development
 costs                        (257)     (273)      (69)    (16)    (22)    (52)      (273)     (295)     (121)
Revisions of previous
 quantity estimates           (195)   (1,899)     (346)    (38)    (43)     (8)      (233)   (1,942)     (354)
Net changes in purchases
 and sales of minerals
 in place                   (1,292)      380        68      -       -       -      (1,292)      380        68
Net change in exchanges
 of reserves in place         (357)      755        -      357    (547)     -          -        208        -
Accretion of discount        1,565       843       382      56      62      18      1,621       905       400
Net change in income
 taxes                       3,636    (1,969)   (1,995)    134      90    (117)     3,770    (1,879)   (2,112)
Other                          952      (169)       10    (106)     30     (39)       846      (139)      (29)
--------------------------------------------------------------------------------------------------------------
Net change for the year     (7,131)    3,885     3,374     127    (449)    371     (7,004)    3,436     3,745
Beginning of year           10,206     6,321     2,947      67     516     145     10,273     6,837     3,092
--------------------------------------------------------------------------------------------------------------
End of year               $  3,075  $ 10,206  $  6,321  $  194  $   67  $  516  $   3,269  $ 10,273  $  6,837
--------------------------------------------------------------------------------------------------------------